Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION (AS LENDER AND AS AGENT)

WITH

TECHNICAL CONSUMER PRODUCTS, INC. TECHNICAL CONSUMER PRODUCTS CANADA, INC. (BORROWERS) BOWMAN LAMPS, LLC (SUBSIDIARY GUARANTOR)

September 29, 2016

TABLE OF CONTENTS

I	DEFINITIONS.	1
1.1.	Accounting Terms	1
1.2.	General Terms	2
1.3.	Uniform Commercial Code Terms	28
1.4.	Certain Matters of Construction	29

II	ADVANCES, PAYMENTS.	30
2.1.	Revolving Advances	30
2.2.	Procedure for Revolving Advances Borrowing.	31
2.3.	Disbursement of Advance Proceeds	33
2.4.	[Reserved].	33
2.5.	Maximum Advances	33
2.6.	Repayment of Advances.	33
2.7.	Repayment of Excess Advances	34
2.8.	Statement of Account	34
2.9.	Letters of Credit	34
2.10.	Issuance of Letters of Credit.	35
2.11.	Requirements For Issuance of Letters of Credit	35
2.12.	Disbursements, Reimbursement.	36
2.13.	Repayment of Participation Advances.	37
2.14.	Documentation	37
2.15.	Determination to Honor Drawing Request	38
2.16.	Nature of Participation and Reimbursement Obligations	38
2.17.	Indemnity	39
2.18.	Liability for Acts and Omissions	39
2.19.	Additional Payments	41
2.20.	Manner of Borrowing and Payment.	41
2.21.	Mandatory Prepayments.	42
2.22.	Use of Proceeds.	43
2.23.	Defaulting Lender.	43

III	INTEREST AND FEES.	44
3.1.	Interest	44
3.2.	Letter of Credit Fees.	44
3.3.	Closing Fee and Facility Fee.	45
3.4.	Collateral Evaluation Fee and Collateral Monitoring Fee.	46
3.5.	Computation of Interest and Fees	46
3.6.	Maximum Charges	46
3.7.	Increased Costs	46
3.8.	Basis For Determining Interest Rate Inadequate or Unfair	47
3.9.	Capital Adequacy.	48
3.10.	Gross Up for Taxes	48
3.11.	Withholding Tax Exemption.	48
3.12.	Interest Act (Canada).	48

IV	COLLATERAL: GENERAL TERMS	50
4.1.	Security Interest in the Collateral	50
4.2.	Perfection of Security Interest	50
4.3.	Disposition of Collateral	50
4.4.	Preservation of Collateral	51
4.5.	Ownership of Collateral.	51
4.6.	Defense of Agent’s and Lenders’ Interests	51
4.7.	Books and Records	52
4.8.	Financial Disclosure	52
4.9.	Compliance with Laws	52
4.10.	Inspection of Premises	53
4.11.	Insurance	53
4.12.	Failure to Pay Insurance	54
4.13.	Payment of Taxes	54
4.14.	Payment of Leasehold Obligations	55
4.15.	Receivables.	55
4.16.	Inventory	58
4.17.	Maintenance of Equipment	58
4.18.	Exculpation of Liability	58
4.19.	Environmental Matters.	58
4.20.	Financing Statements	61

V	REPRESENTATIONS AND WARRANTIES.	61
5.1.	Authority	61
5.2.	Formation and Qualification.	61
5.3.	Survival of Representations and Warranties	61
5.4.	Tax Returns	62
5.5.	Financial Statements.	62
5.6.	Entity Name	62
5.7.	O.S.H.A	62
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default.	63
5.9.	Patents, Trademarks, Copyrights and Licenses	65
5.10.	Licenses and Permits	65
5.11.	Default of Indebtedness	65
5.12.	No Default	66
5.13.	No Burdensome Restrictions	66
5.14.	No Labor Disputes	66
5.15.	Margin Regulations	66
5.16.	Investment Company Act	66
5.17.	Disclosure	66
5.18.	Delivery of CMP Subordinated Payable Documentation	66
5.19.	Swaps	67
5.20.	Conflicting Agreements	67
5.21.	Application of Certain Laws and Regulations	67
5.22.	Business and Property of Loan Parties	67

5.23.	Section 20 Subsidiaries	67
5.24.	Anti-Terrorism Laws.	67
5.25.	Trading with the Enemy	68
5.26.	Federal Securities Laws	68

VI	AFFIRMATIVE COVENANTS.	68
6.1.	Payment of Fees	68
6.2.	Conduct of Business and Maintenance of Existence and Assets	68
6.3.	Violations	69
6.4.	Government Receivables	69
6.5.	Financial Covenants.	69
6.6.	Execution of Supplemental Instruments	69
6.7.	Payment of Indebtedness	69
6.8.	Standards of Financial Statements	69
6.9.	Federal Securities Laws	70

VII	NEGATIVE COVENANTS.	70
7.1.	Merger, Consolidation, Acquisition and Sale of Assets.	70
7.2.	Creation of Liens	70
7.3.	Guarantees	71
7.4.	Investments	71
7.5.	Loans	71
7.6.	Capital Expenditures	71
7.7.	Dividends; Management Fees	71
7.8.	Indebtedness	72
7.9.	Nature of Business	72
7.10.	Transactions with Affiliates	72
7.11.	Leases	72
7.12.	Subsidiaries.	72
7.13.	Fiscal Year and Accounting Changes	72
7.14.	Pledge of Credit	72
7.15.	Amendment of Certificate of Incorporation, By-Laws	72
7.16.	Compliance with ERISA	72
7.17.	Prepayment of Indebtedness	73
7.18.	Anti-Terrorism Laws	73
7.19.	Membership/Partnership Interests	73
7.20.	Trading with the Enemy Act	73
7.21.	Reserved	73
7.23.	Subordinated Promissory Note Payments	74
7.24.	Payments of TCP Intercompany Loans	74

VIII	CONDITIONS PRECEDENT.	74
8.1.	Conditions to Initial Advances	74
8.2.	Conditions to Each Advance	77

IX	INFORMATION AS TO LOAN PARTIES.	78

9.1.	Disclosure of Material Matters	78
9.2.	Schedules; Borrowing Base Certificate	78
9.3.	Environmental Reports	78
9.4.	Litigation	79
9.5.	Material Occurrences	79
9.6.	Government Receivables	79
9.7.	Annual Financial Statements	79
9.8.	[Reserved].	80
9.9.	Monthly Financial Statements	80
9.10.	Other Reports	80
9.11.	Additional Information	80
9.12.	Projected Operating Budget	80
9.13.	Variances From Operating Budget	80
9.14.	Notice of Suits, Adverse Events	81
9.15.	ERISA Notices and Requests	81
9.16.	Additional Documents	81

X	EVENTS OF DEFAULT.	82
10.1.	Nonpayment	82
10.2.	Breach of Representation	82
10.3.	Financial Information	82
10.4.	Judicial Actions	82
10.5.	Noncompliance	82
10.6.	Judgments	82
10.7.	Bankruptcy	82
10.8.	Inability to Pay	83
10.9.	Affiliate Bankruptcy	83
10.10.	Material Adverse Effect	83
10.11.	Lien Priority	83
10.12.	CMP Subordinated Payable Default	83
10.13.	Cross Default	83
10.14.	Breach of Guaranty	83
10.15.	Change of Ownership	83
10.16.	Invalidity	84
10.17.	Licenses	84
10.18.	Seizures	84
10.19.	Operations	84
10.20.	Pension Plans	84
10.21.	Subordinated Promissory Note Cross Default	84
10.22.	Reportable Compliance Event	84
10.23.	TCP Intercompany Loans Cross Default	84

XI	XI LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.	85
11.1.	Rights and Remedies.	85
11.2.	Agent’s Discretion	87
11.3.	Setoff	87

11.4.	Rights and Remedies not Exclusive	87
11.5.	Allocation of Payments After Event of Default	87

XII	XII WAIVERS AND JUDICIAL PROCEEDINGS.	88
12.1.	Waiver of Notice	88
12.2.	Delay	88
12.3.	Jury Waiver	88

XIII	EFFECTIVE DATE AND TERMINATION.	89
13.1.	Term	89
13.2.	Termination	89

XIV	REGARDING AGENT.	90
14.1.	Appointment	90
14.2.	Nature of Duties	90
14.3.	Lack of Reliance on Agent and Resignation	90
14.4.	Certain Rights of Agent	91
14.5.	Reliance	91
14.6.	Notice of Default	91
14.7.	Indemnification	92
14.8.	Agent in its Individual Capacity	92
14.9.	Delivery of Documents	92
14.10.	Borrowers’ Undertaking to Agent	92
14.11.	No Reliance on Agent’s Customer Identification Program	92
14.12.	Other Agreements	93

XV	XV MISCELLANEOUS.	93
15.1.	Governing Law	93
15.2.	Entire Understanding.	93
15.3.	Successors and Assigns; Participations; New Lenders.	96
15.4.	Application of Payments	98
15.5.	Indemnity	98
15.6.	Notice	98
15.7.	Survival	100
15.8.	Severability	100
15.9.	Expenses	101
15.10.	Injunctive Relief	101
15.11.	Consequential Damages	101
15.12.	Captions	101
15.13.	Counterparts; Facsimile Signatures	101
15.14.	Construction	101
15.15.	Confidentiality; Sharing Information.	101
15.16.	Publicity	102
15.17.	Certifications From Banks and Participants; US PATRIOT Act	102
15.18.	Concerning the Joint and Several Liability of Borrowers	102
15.19.	Anti-Terrorism Laws	102

15.20.	Acknowledgment of Prior Obligations and Continuation Thereof	102

XVI	GUARANTY.	106
16.1.	Guaranty	106
16.2.	Guaranty of Payment	106
16.3.	No Discharge or Diminishment of Loan Guaranty.	106
16.4.	Defenses Waived	107
16.5.	Rights of Subrogation	108
16.6.	Reinstatement; Stay of Acceleration	108
16.7.	Information	108
16.8.	Taxes	108
16.9.	Maximum Liability	108
16.10.	Contribution	109
16.11.	Liability Cumulative	109

AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT
Amended and Restated Revolving Credit and Security Agreement dated as of September 29, 2016 among Technical Consumer Products, Inc., a corporation organized under the laws of the State of Delaware (“TCP”), Technical Consumer Products Canada, Inc., a corporation organized under the Canada Business Corporations Act (“TCP Canada” and, together with TCP and each other Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), Bowman Lamps, LLC, a limited liability company organized under the laws of the State of Ohio, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).
WHEREAS, Borrowers, Agent and the Lenders are parties to that certain Revolving Credit and Security Agreement dated as of December 11, 2009 (as amended, restated, supplemented or otherwise modified to date, the “Existing Agreement”);
WHEREAS, the parties hereto desire to amend, restate and modify, but not extinguish, the Existing Agreement (or any Indebtedness evidenced thereby) on the terms set forth herein; and
IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I	DEFINITIONS.
1.1.Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2015. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, the Required Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lenders and Borrowers and their consolidated Subsidiaries after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date; provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent and the Required Lenders may reasonably require in order to provide the appropriate financial information required hereunder with respect to the Borrowers and their consolidated Subsidiaries both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.General Terms. For purposes of this Agreement the following terms shall have the following meanings:
“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.
“Advances” shall mean and include the Revolving Advances and Letters of Credit.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
“Agent Advances” shall have the meaning set forth in Section 15.2(b) hereof.
“Agreement” shall mean this Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 0.50% and (iii) the Daily LIBOR Rate plus 1.00%.
“Amendment No. 1 Effective Date” shall mean December 17, 2010.
“Amendment No. 2 Effective Date” shall mean April 28, 2011.
“Amendment No. 3 Effective Date” shall mean July 25, 2013.
“Amendment No. 4 Effective Date” shall mean September 30, 2014.
“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” for Revolving Advances shall mean, as of the Closing Date, the applicable percentage specified below:

APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
2.50%	3.50%

Thereafter, effective as of the first Business Day following receipt by Agent of the final annual financial statements of Borrowers for the fiscal year ending December 31, 2016 required under Section 9.7(b), and thereafter upon receipt of the financial statements of Borrowers required under Section 9.9 for the month-end corresponding to any fiscal quarter end (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Fixed Charge Coverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”); provided, however, that to the extent any such adjustment would result in a reduction in the then Applicable Margin, such adjustment shall be made only if the requisite level in the table below has been met for at least two consecutive fiscal quarters:

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
Less than 1.25 to 1.00	2.50%	3.50%
Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	2.25%	3.25%
Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	2.00%	3.00%
Greater than or equal to 1.75 to 1.00	1.75%	2.75%

If any Borrower shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.9 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.
If, as a result of any restatement of, or other adjustment to, the financial statements of any Borrower or for any other reason, the Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
“Applicable Percentage” shall have the meaning set forth in Section 16.10.
“Authority” shall have the meaning set forth in Section 4.19(d).

“Availability Block” shall mean an amount equal to $4,000,000 on the Closing Date, and as may be otherwise modified by the written agreement of the parties hereto from time to time.
“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).
“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).
“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.
“Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Borrowers’ Account” shall have the meaning set forth in Section 2.8.
“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer, Controller, Accounting Manager or Director of Finance of each Borrower and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.
“Bowman” shall mean Bowman Lamps, LLC, an Ohio limited liability company.
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
“Campus” means TCP Campus Drive, LLC, an Ohio limited liability company.
“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.
“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Dominion Period” shall mean the period commencing upon the occurrence of a Cash Dominion Triggering Event and ending on the occurrence of a Cash Dominion Satisfaction Event.
“Cash Dominion Satisfaction Event” shall mean the earliest date on which the following conditions precedent have been satisfied: Undrawn Availability is equal to or greater than fifteen percent (15%) of the Maximum Revolving Loan Amount for thirty (30) consecutive days.

“Cash Dominion Triggering Event” shall mean Undrawn Availability is less than fifteen percent (15%) of the Maximum Revolving Loan Amount on any Business Day.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“CFTC” shall mean the Commodity Futures Trading Commission.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting Equity Interests of Holdings; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or (c) any merger or consolidation of or with a Borrower or sale of all or substantially all of the property or assets of a Borrower.
For purposes of this definition, “control of” a Person shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of such Person or (y) to direct or cause the direction of the management and policies of such Person by contract or otherwise.
“Change of Ownership” shall mean any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting Equity Interests of Holdings; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; or (c) any merger or consolidation of or with any Borrower or Holdings or sale of all or substantially all of the property or assets of any Borrower or Holdings; provided, that the sale by Holdings of any Equity Interests of any Borrower shall be deemed a sale of substantially all of Holding’s assets.
“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates, including Shanghai Qiang Ling Electronic Co., Ltd., Zhenjiang Qiang Ling Electronic Co., Ltd., Zhenjiang Qiang Ling Illuminate Co., Ltd., and Yangzhou Qiang Ling Co. Ltd.
“Closing Date” shall mean September 29, 2016 or such other date as may be agreed to by the parties hereto.
“CMP” shall mean each of Shanghai Qiang Ling Electronic Co., Ltd., Zhenjiang Qiang Ling Electronic Co., Ltd., Zhenjiang Qiang Ling Illuminate Co., Ltd., Yangzhou Qiang Ling Co. Ltd. and Aurora Technologies Limited, each of which is an Affiliate of Borrowers.
“CMP Subordinated Payable Documentation” shall mean the agreements and documents that describe the business arrangements between any Borrower and CMP, in each case satisfactory in form and substance to Agent, and shall contain the agreement of CMP that it will not materially modify the terms upon which trade credit is made available to any Borrower or the payment terms with respect to any Borrower without the Agent’s prior written consent.
“CMP Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the Original Closing Date, executed by CMP in favor of the Agent (and acknowledged by the Borrowers), as the same may be amended, restated, supplemented or otherwise modified from time to time, in each case satisfactory in form and substance to Agent.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean and include:
(a)    all Receivables;
(b)    all Equipment;
(c)    all General Intangibles;
(d)    all Inventory;
(e)    all Investment Property;
(f)    [Reserved];
(g)    all Subsidiary Stock;
(h)     the Leasehold Interests;
(i)     all of each Loan Party’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Loan Parties from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Loan Party’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which a Loan Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Loan Parties;
(j)     all of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by a Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this Paragraph; and
(k)     all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) or (d) hereof.
“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
“Compliance Certificate” shall mean a compliance certificate to be signed by the President, Chief Financial Officer, Director of Finance or Controller of each Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth each Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11.
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on each Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Controlled Group” shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrowers, are treated as a single employer under Section 414 of the Code.
“Covered Entity” shall mean (a) each Borrower, each of each Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
“Customs” shall have the meaning set forth in Section 2.11(b) hereof.
“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.
“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.
“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.
“Designated Lender” shall have the meaning set forth in Section 15.2(b) hereof.
“Documents” shall have the meaning set forth in Section 8.1(c) hereof.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.
“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.
“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers for such period (excluding extraordinary gains and extraordinary losses), plus (ii) all interest expense of Borrowers for such period, plus (iii) all charges against income of Borrowers for such period for federal, state and local taxes.
“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) non-cash expenses for employee share based compensation for such period.
“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligible Extended Terms Account Debtor” shall mean each of Lowes Companies, Inc., Do It Best Corp., Wal-Mart Stores, Inc., Home Depot, Inc., Dollar General Corporation, and General Electric Company, and such other Persons as the Agent shall from time to time approve in writing as Eligible Extended Terms Account Debtors.
“Eligible Inventory” shall mean and include Inventory of any Borrower, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its good faith, reasonable discretion, shall not deem ineligible Inventory of the Borrowers, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit (except as otherwise permitted by the penultimate sentence of this definition), (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts a Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or (vii) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement. Eligible Inventory shall include Inventory in-transit with respect to which: (A) title has passed to a Borrower, (B) such Inventory is insured to the full value thereof pursuant to policies acceptable to Agent and naming Agent as loss payee, (C) Agent shall have in its possession (1) all negotiable bills of lading properly endorsed and (2) all non-negotiable bills of lading issued in Agent’s name, and (D) all of the other requirements hereunder relating to Eligible Inventory are satisfied. Eligible Inventory shall not include Inventory being acquired pursuant to a trade Letter of Credit to the extent such trade Letter of Credit remains outstanding.
“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its good faith, reasonable judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:
(a)     it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
(b)    it is due or unpaid (i) except for Receivables owing from Eligible Extended Terms Account Debtors, more than ninety (90) days after the original invoice date or more than sixty (60) days after the original due date, or (ii) for Receivables owing from Eligible Extended Terms Account Debtors, more than one hundred (100) days after the original invoice date or more than sixty (60) days after the original due date;
(c)     fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder (such percentage may, in Agent’s sole discretion, be increased or decreased from time to time);
(d)     any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
(e)     the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
(f)     the sale is to a Customer outside the continental United States of America, Alaska, Hawaii or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;
(g)     the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and--return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
(h)     Agent believes, in its good faith, reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
(i)     the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless a Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;
(j)     the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrowers and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(k)     the Receivables of the Customer exceed 25% of all Eligible Receivables, to the extent such Receivable exceeds such limit (it being agreed that as of the Closing Date, Receivables from (I) Wal-Mart Stores, Inc. shall not exceed 50% of all Eligible Receivables and (II) Home Depot, Inc. shall not exceed 40% of all Eligible Receivables);
(l)     the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of any Borrower or the Receivable is contingent in any respect or for any reason;
(m)     any Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
(n)     any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(o)     such Receivable is not payable to any Borrower; or
(p)     such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.
“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.
“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
“Equipment” shall mean and include all of each Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.
“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.
“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.
The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowers of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.
“Event of Default” shall have the meaning set forth in Article X hereof.
“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.
“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Loan Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, gross receipts or revenue (or franchise or other taxes imposed in lieu thereof) by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Lender or such other recipient is located.
“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Existing Agreement” shall have the meaning set forth in the recitals hereto.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.
“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to any Borrower, effective on the date of any such change.
“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Unfinanced Capitalized Expenditures made during such period minus cash taxes paid plus one-time cash tax refund in an amount not to exceed $2,000,000 relating to the fiscal year 2015 and received during such period to (b) all Senior Debt Payments for such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.
“Formula Amount” shall have the meaning set forth in Section 2.1(a).
“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of any Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“General Intangibles” shall mean and include all of each Loan Party’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to a Loan Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).
“Governmental Acts” shall have the meaning set forth in Section 2.17.
“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.
“Guaranteed Obligations” shall have the meaning set forth in Section 16.1 hereof.
“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations (including, without limitation, any Loan Party Guarantors) and “Guarantors” means collectively all such Persons.
“Guaranty” shall mean any guaranty of the obligations of any Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to the Agent.
“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.
“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.
“Holdings” shall mean TCP International Holdings Ltd., a corporation organized under the laws of Switzerland, together with its permitted successors and assigns.
“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.
“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
“Intercompany Loan Payments” shall have the meaning set forth in Section 7.24 hereof
“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, any Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include all of each Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in a Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
“Investment Property” shall mean and include all of each Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.
“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.
“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.
“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to the premises at the locations identified as leased property on Schedule 4.19.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.
“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The debts, liabilities and obligations of any Loan Party to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) of the Loan Party or Subsidiary thereof that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Loan Party and of each other Loan Party. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.
“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).
“Letter of Credit Sublimit” shall mean $5,000,000.
“Letters of Credit” shall have the meaning set forth in Section 2.9.
“Leverage Ratio” shall mean, with respect to Borrowers and their consolidated Subsidiaries, on any date, the ratio of Funded Debt as of such date to EBITDA for the four-fiscal quarter period ending on such date.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of any Borrower or otherwise in connection with any Borrower's business operations.
“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with any Borrower's manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with any Borrower's business operations.
“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of any Borrower’s default under any License Agreement with such Licensor.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantor.
“Loan Party Guarantors” has the meaning set forth in Section 16.1.
“Loan Party Guaranty” has the meaning set forth in Section 16.1.
“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of any Borrower or any Guarantor, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Maximum Liability” shall have the meaning set forth in Section 16.9.
“Maximum Revolving Advance Amount” shall mean $50,000,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 15.3(d).
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant.
“Note” shall mean the Amended and Restated Revolving Credit Note.
“Obligated Party” has the meaning set forth in Section 16.2.
“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender with respect to or in connection with this Agreement, any Other Document, or any other agreement, instrument or document arising in connection herewith, therewith or otherwise relating hereto or thereto, of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including this Agreement and the Other Documents), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency Swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower with respect to or in connection with this Agreement, any Other Document, or any other agreement, instrument or document arising in connection herewith, therewith or otherwise relating hereto or thereto, and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action. It is understood that any obligations of any Borrower in connection with any interest or currency Swap, Hedge Liabilities, Cash Management Liabilities, future, option or other similar agreements to any Lender or an Affiliate thereof shall be deemed to relate to this Agreement and be “Obligations” hereunder. It is further understood that any obligations of any Borrower arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with a depository transfer check or other similar arrangements with Agent, any Lender or any of their Affiliates shall be deemed to relate to this Agreement and be “Obligations” hereunder. Notwithstanding anything to the contrary contained in the foregoing (including the definition of Lender-Provided Interest Rate Hedge, but subject to the final sentence of the definition of Excluded Hedge Liabilities), as to each Loan Party, the Obligations shall not include any Excluded Hedge Liabilities of such Loan Party.
“Ordinary Course of Business” shall mean the ordinary course of Borrowers’ business as conducted on the Closing Date.
“Original Closing Date” shall mean December 11, 2009.
“Original Owners” shall mean Ellis Yan, Lillian Yan Irrevocable Stock Trust, dated December 18, 2004, or any other trust over which Ellis Yan has control and of which Ellis Yan or any member of his immediate family is the beneficiary.
“Other Documents” shall mean the Note, the Questionnaire, the CMP Subordination Agreement, any Guaranty, any Lender-Provided Interest Rate Hedge, the Tax Payment Agreement, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.
“Other Taxes” shall mean any taxes that are not Excluded Taxes.
“Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b).
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.
“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participation Advance” shall have the meaning set forth in Section 2.12(d).
“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.
“Payee” shall have the meaning set forth in Section 3.10 hereof.
“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowers and to each Lender to be the Payment Office.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.
“Permitted CMP Payable Amount” shall mean an amount equal to at all times $30,000,000.
“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against a Borrower or any Subsidiary, or any property of a Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being contested in good faith by a Borrower; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of a Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) other Liens incidental to the conduct of a Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of a Borrower’s property or assets or which do not materially impair the use thereof in the operation of a Borrower’s business; (j) Liens disclosed on Schedule 1.2, provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of any Borrower; and (k) Liens securing the Subordinated Promissory Note.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.
“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA”

means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.
“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Agent).
“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.
“Qualified ECP Loan Party” shall mean, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 on the Eligibility Date, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrowers and delivered to Agent.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by each Borrower.
“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to any Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.
“Register” shall have the meaning set forth in Section 15.3(e).
“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b)hereof.
“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
“Required Lenders” shall mean Lenders holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding fifty-one percent (51%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.
“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.
“Revolving Advances” shall mean Advances made other than Letters of Credit.
“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of (x) the Eurodollar Rate, plus (y) the Applicable Margin with respect to Eurodollar Rate Loans.
“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Senior Debt Payments” shall mean and include all cash actually expended by any Borrower to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money (including, without limitation, (i) any cash principal or interest payment made under the Subordinated Promissory Note and (ii) any cash interest payment made to Holdings under any TCP Intercompany Loan, but not including any cash principal payments made to Holdings under any TCP Intercompany Loan).
“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.
“Subordinated Promissory Note” shall mean that certain Promissory Note, dated as of July 25, 2013, made by TCP in favor of Beacon Point Capital, LLC, in the amount of $21,510,000.
“Subordination Agreement” shall mean that certain Subordination Agreement, dated as of July 25, 2013, among the Agent, Beacon Point Capital, LLC, as the subordinated party, TCP and each Additional Agent (as defined therein), as amended, modified, or supplemented from time to time.
“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Guarantor” shall mean Bowman Lamps, LLC, an Ohio limited liability company.
“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary).
“Swap” shall mean any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any swap.
“Tax Payment Agreement” shall mean the Tax Payment Agreement, dated as of the Original Closing Date, among Agent and the stockholders of Borrowers, as the same may from time to time be amended, supplemented or otherwise modified.
“TCP Intercompany Loans” shall mean (i) an intercompany loan in the amount of $20,000,000 with an interest rate equal to five percent (5%) per annum made by Holdings to TCP, evidenced by a promissory note dated as of Amendment No. 4 Effective Date and (ii) an intercompany loan in the amount of $5,490,000 with an interest rate equal to three percent (3%) per annum made by Holdings to TCP, evidenced by a promissory note dated as of July 25, 2013, each in form and substance satisfactory to Agent and that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by TCP.
“Term” shall have the meaning set forth in Section 13.1 hereof.
“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.
“Total Availability” at a particular date shall mean an amount equal to (a) the Formula Amount minus (b) the sum of (i) the outstanding amount of Advances plus (ii) fees and expenses for which any Borrower is liable but which have not been paid or charged to Borrowers’ Account.
“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.
“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.
“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to any Borrower’s trade creditors which are 60 or more days past due (excluding, however, amounts owing to CMP that are more than 60 days past due and are subject to the CMP Subordination Agreement), plus (iii) fees and expenses for which any Borrower is liable but which have not been paid or charged to Borrowers’ Account.
“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of any Borrower other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by any Borrower utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.
1.3    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code and when used to define a category or categories of Collateral located in Canada, such terms shall include the equivalent categories or categories of property set forth in the PPSA. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. Notwithstanding the foregoing, and where the context so requires (i) any term defined in this Agreement by reference to the Uniform Commercial Code shall have any extended, alternative, or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)) in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation the Securities Transfer Act, 2006 (Ontario), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, including, without limitation, where applicable, financing change statements, (iv) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (v) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada.

1.4    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this

Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of such Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Notwithstanding anything to the contrary in the foregoing, the Agent and Lenders have agreed to waive each Event of Default arising from the failure of the Loan Parties to comply the Fixed Charge Coverage Ratio Covenant for each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 up to the fiscal quarter immediately preceding the Closing Date.

IIADVANCES, PAYMENTS.

2.1    Revolving Advances. Amount of Revolving Advances.

(a)Revolving Advances. Subject to the terms and conditions set forth in this Agreement, including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i)up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii)up to the lesser of (A) 60%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) or (C) $30,000,000 in the aggregate at any one time; provided, however, that in no event shall availability arising from Eligible Inventory in transit exceed $5,000,000, minus

(iii)the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)the Availability Block, minus

(v)such reserves as Agent may reasonably deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1 (a)(y) (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).
(b)Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowers. The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).

2.2    Procedure for Revolving Advances Borrowing.

(a)Borrowers may notify Agent prior to 10:00 a.m. on a Business Day of Borrowers’ request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)Notwithstanding the provisions of subsection (a) above, in the event Borrowers desire to obtain a Eurodollar Rate Loan, Borrowers shall give Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $500,000 and integral multiples of $500,000 in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(c)Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowers may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowers shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by their notice of borrowing given to Agent pursuant to Section 2.2(b) or by their notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowers shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowers, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d)Provided that no Event of Default shall have occurred and be continuing, Borrowers may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrowers desire to convert a loan, Borrowers shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)At their option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, Borrowers may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrowers shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)Borrowers shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowers shall be conclusive absent manifest error. Notwithstanding any other provision hereof, if any Applicable Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowers shall be conclusive absent manifest error.

2.3    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term,

Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2 hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrowers on the day so requested by way of credit to Borrowers’ operating account at PNC, or such other bank as Borrowers may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrowers, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4     [Reserved].

2.5    Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.

2.6    Repayment of Advances.

(a)The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b)Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following the Agent’s receipt of those items of payment, Borrowers agree that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid. The Loan Parties further agree that at any time during a Cash Dominion Period there shall be a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.

(c)All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7    Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowers a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowers. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9    Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of Borrowers; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.10    Issuance of Letters of Credit.

(a)Borrowers may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowers also have the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), and any

subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.
(c)Agent shall use its reasonable efforts to notify Lenders of the request by Borrowers for a Letter of Credit or an Acceptance hereunder.

2.11    Requirements For Issuance of Letters of Credit. Borrowers shall authorize and direct any Issuer to name a Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowers shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(a)    In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrowers hereby appoint Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse Borrowers’ names upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign each Borrowers’ names on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the names of Borrowers or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the names of Borrowers for such purpose; and (iv) to complete in Borrowers’ names or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12    Disbursements, Reimbursement.

(a)Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowers. Provided that it shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a

Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Loans maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b), because of a Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e)Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13    Repayment of Participation Advances.

(a)Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b)If Agent is required at any time to return to Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14    Documentation. Borrowers agree to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued on behalf of Borrowers and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from Borrowers’ own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrowers or any other Person for any reason whatsoever;

(ii)the failure of Borrowers or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by Borrowers or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which Borrowers or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or any Subsidiaries of Borrowers and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi)payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowers, unless the Agent has received written notice from Borrowers of such failure within three (3) Business Days after the Agent shall have furnished Borrowers a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any Material Adverse Effect on any Borrower or any Guarantor;

(x)any breach of this Agreement or any Other Document by any party thereto;

(xi)the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii)the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17    Indemnity. In addition to amounts payable as provided in Section 15.5, the Borrowers hereby agree to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18    Liability for Acts and Omissions. As between Borrowers and Agent and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to the any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.
2.19    Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrowers’ obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20    Manner of Borrowing and Payment.

(a)Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

i.Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrowers on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

ii.Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

iii.Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(c)If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(d)Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment

Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21    Mandatory Prepayments.

(a)Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)In addition, if at any time the sum of the outstanding Revolving Advances and the Maximum Undrawn Amount of all outstanding Letters of Credit exceeds the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount, the amount of such excess shall be immediately due and payable.

2.22    Use of Proceeds.

(a)Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction, (ii) provide for its working capital needs and reimburse drawings under Letters of Credit and (iii) make scheduled payments under the Subordinated Promissory Note.

(b)Without limiting the generality of Section 2.22(a) above, neither any Borrower, any Guarantor nor any other Person which may in the future become party to this Agreement or the Other Documents as Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23    Defaulting Lender.

(a)Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowers that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b)Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than a Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d)Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

IIIINTEREST AND FEES.

3.1.Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) Eurodollar

Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2.Letter of Credit Fees.

(a)Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by a per annum percentage equal to the then Applicable Margin for Eurodollar Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrowers hereby irrevocably authorizes Agent, in its discretion, on each Borrower’s behalf and in each Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by any Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of any Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) the expiration of all Letters of Credit and (z) the termination of this Agreement.
3.3.Closing Fee and Facility Fee.

(a)Closing Fee. Upon the execution of this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders a closing fee of $175,000.

(b)Facility Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to 0.375% per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4.Collateral Evaluation Fee and Collateral Monitoring Fee.

(a)Collateral Evaluation Fee. Borrowers shall pay Agent a collateral evaluation fee equal to $2,500 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral evaluation fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b)Collateral Monitoring Fee. Borrowers shall pay to Agent on the first day of each month following any month in which Agent performs any collateral monitoring-namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent’s benefit-a collateral monitoring fee in an amount equal to $1,000 per day for each person employed to perform such monitoring, plus all costs and disbursements incurred by Agent in the performance of such examination or analysis.

3.5.Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.6.Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.Increased Costs. In the event that any Applicable Law, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)subject Agent or any Lender to any tax of any kind whatsoever (other than Excluded Taxes) with respect to this Agreement or any Other Document or change the basis of taxation with respect to Other Taxes of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents;

(b)impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.
3.8.Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowers prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowers shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.
3.9.Capital Adequacy.

(a)In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b)A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowers shall be conclusive absent manifest error.

3.10.Gross Up for Taxes. If any Borrower shall be required by Applicable Law to withhold or deduct any Other Taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, such Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.11 hereof.

3.11.Withholding Tax Exemption.

(a)Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrowers and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b)Each Payee required to deliver to Borrowers and Agent a valid Withholding Certificate pursuant to Section 3.11(a) hereof shall deliver such valid Withholding Certificate as follows: (A) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrowers hereunder for the account of such Payee; (B) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowers and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowers or Agent.

(c)Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.12.Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

IVCOLLATERAL: GENERAL TERMS

4.1.Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, each Loan Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2.Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value, with respect to all Loan Parties, of not more than $250,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.21.

4.4.Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5.Ownership of Collateral.

(a)With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by a Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of any Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b)(i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by any Loan Party, together with the names and addresses of any landlords.

4.6.Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Loan Party shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into a Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and the Loan Parties will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.Books and Records. Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

4.8.Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by the Loan Parties at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of the Loan Parties’ financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning each Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to the Loan Parties, whether made by a Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from the Loan Parties prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9.Compliance with Laws. Each Loan Party shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The assets of the Loan Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of the Loan Parties so that such insurance shall remain in full force and effect.

4.10.Inspection of Premises. At all reasonable times, upon reasonable notice (except during the continuance of an Event of Default or Default), Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent, any Lender and their agents may enter upon any of Loan Parties’ premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of each Loan Party’s business. So long as no Default or Event of Default has occurred, each Loan Party will not be responsible for the costs and expenses of (a) more than two (2) field audits in any calendar year and (b) more than two (2) Inventory appraisals in any calendar year.

4.11.Insurance. The assets and properties of the Loan Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of each Loan Party so that such insurance shall remain in full force and effect. The Loan Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Loan Parties’ own cost and expense in amounts and with carriers acceptable to Agent, the Loan Parties shall (a) keep all their insurable properties and properties in which any Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Loan Parties’ including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Loan Parties insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Loan Parties either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which a Loan Party is engaged in business; and (e) furnish Agent with (i) copies of all policies (or other evidence satisfactory to Agent of their existence, if they are not yet available) and evidence of the maintenance of such policies by the renewal thereof at least ten (10) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least ten (10) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the Loan Parties to make payment for such loss to Agent and not to the Loan Parties and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to the Loan Parties insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by the Loan Parties which insure the Loan Parties’ insurable properties to the extent such insurance proceeds do not exceed $250,000 in the aggregate during such calendar year or $100,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $100,000, then Agent shall not be obligated to remit the insurance proceeds to the Loan Parties unless the Loan Parties shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by the Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss. In the event the Loan Parties have previously received (or, after giving effect to any proposed remittance by Agent to the Loan Parties would receive) insurance proceeds which equal or exceed $250,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to the Loan Parties upon the Loan Parties providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by the Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) the Loan Parties shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.

4.12.Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and charge the Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13.Payment of Taxes. Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any written claim is made which, in Agent’s or any Lender’s good faith opinion, may create a valid Lien on the Collateral, Agent may without notice to the Loan Parties pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to the Loan Party’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until the Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to the Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14.Payment of Leasehold Obligations. Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15.Receivables.

(a)Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b)Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrowers who are not solvent Borrowers have set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)Location of Borrowers. TCP’s chief executive office is located at 325 Campus Drive, Aurora, Ohio 44202, and TCP Canada’s chief executive office is located at BCE Place, 181 Bay Street, Suite 2500, Toronto, Ontario, Canada M5J 2T7. Until written notice is given to Agent by Borrowers of any other office at which Borrowers keep their records pertaining to Receivables, all such records shall be kept at such executive office.

(d)Collection of Receivables. During a Cash Dominion Period, the Borrowers shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Accounts and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.15(h) below or as otherwise agreed to from time to time by Agent. During a Cash Dominion Period, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower shall, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay the Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts and/or Depository Accounts. Each Borrower shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Prior to the occurrence of a Cash Dominion Triggering Event, payments made by a Borrower’s Customers remitted directly to Agent will be deposited by Agent in the Blocked Accounts, the Loan Parties shall have access to the funds in the Blocked Accounts, and Customer remittances shall only be treated as a repayment of Advances if the Borrowers so elect in a written notice to Agent.

(e)Notification of Assignment of Receivables. At any time following the occurrence of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)Power of Agent to Act on Borrowers’ Behalf. At any time following the occurrence and during the continuance of a Default or Event of Default, and otherwise (whether or not a Default or Event of Default exists) in connection with the performance by the Agent of ordinary cash management and other services associated with lockboxes and Blocked Accounts, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral, except that the Agent may make such endorsements in performing ordinary cash management and other services associated with lockboxes and Blocked Accounts whether or not a Default or Event of Default exists; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) whether or not a Default or Event of Default exists, to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g)No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence of an Event of Default or Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h)Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowers and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds. Borrowers, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts. At any time during a Cash Dominion Period, Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such deposit account control agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, either to a deposit account maintained by Agent at PNC or by wire transfer to a deposit account at PNC, which such funds may be applied by Agent to repay the Obligations, and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2 hereof. Prior to the occurrence of a Cash Dominion Triggering Event, the Loan Parties shall retain the right to direct the disposition of funds in the Blocked Accounts. In the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice at such time that no Cash Dominion Period shall exist (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Cash Dominion Triggering Event shall have occurred or a Cash Dominion Period shall exist at any time thereafter). All funds deposited in the Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the other Secured Parties, and Borrowers shall obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. During a Cash Dominion Period, Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2 hereof) in such order as Agent shall determine in its discretion, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof; provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first, to the Revolving Advances which are Domestic Rate Loans, and then to Revolving Advances which are LIBOR Rate Loans. All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i)Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16.Inventory. To the extent Inventory held for sale or lease has been produced by a Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrowers shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18.Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.19.Environmental Matters.

(a)Each Loan Party shall ensure that the Real Property and all operations and businesses conducted thereon remain in compliance with all Environmental Laws and shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b)The Loan Parties shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c)The Loan Parties shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Each Loan Party shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by such Loan Party in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d)In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then the Loan Parties shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which the Loan Parties is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)The Loan Parties shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to Agent until the claim is settled. The Loan Parties shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that the Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f)The Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and the Loan Parties.

(g)Promptly upon the written request of Agent from time to time, the Loan Parties shall provide Agent, at the Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property, provided, however, that Borrowers shall not be responsible for the expenses associated with more than one (1) such assessment or audit report for any parcel of Real Property, unless a Default or Event of Default has occurred or Agent in good faith determines that there is a reasonable possibility of a material environmental condition on any of each Borrower’s Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $250,000, Agent shall have the right to require the Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)Each Loan Party shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Each Loan Party’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Each Loan Party’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i)For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Loan Party’s right, title and interest in and to its owned and leased premises.

4.20.Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

VREPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:
5.1.Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of each Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within each Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of any Loan Party’s by-laws, certificate of incorporation or other applicable documents relating to any Loan Party’s formation or to the conduct of any Loan Party’s business or of any material agreement or undertaking to which any Loan Party is a party or by which any Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Loan Party under the provisions of any agreement, charter document, instrument, by-law or other instrument to which Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2.Formation and Qualification.

(a)Each Loan Party is duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a), which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

(b)The only Subsidiaries of the Loan Parties or Holdings are listed on Schedule 5.2(b).

5.3.Survival of Representations and Warranties. All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal, state and local income and other material tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. There are no current, pending or, to any Borrower’s knowledge, threatened audits, examinations or claims with respect to any taxes that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. The provision for taxes on the books of the Loan Parties is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan party has knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.Financial Statements.

(a)[Reserved].

(b)[Reserved].

(c)The consolidated and consolidating balance sheets of Borrowers, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2015, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since December 31, 2015, there has been no change in the condition, financial or otherwise, of any Borrower or any Subsidiary of any Borrower as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by any Borrower and any Subsidiary of any Borrower, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6.Entity Name. No Borrower has been known by any other corporate name in the past five years and no Borrower sells Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.O.S.H.A; Environmental Compliance; Flood Laws.

(a)Each Loan Party has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations. The CMP has duly complied with, and its facilities, business, assets, property, leaseholds, property and Equipment are in compliance in all material respects with all applicable environmental laws, and there have been no outstanding citations, notices or orders of non-compliance issued to the CMP or relating to its business, assets, property, leaseholds or equipment under any such laws.

(b)Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)(i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Loan Party; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by a Loan Party; (iii) neither the Real Property nor any premises leased by a Loan Party has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by a Loan Party, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of such Loan Party or of its tenants.

(d)All Real Property owned by each Borrower is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral. Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws

5.8.Solvency; No Litigation, Violation, Indebtedness or Default.

(a)Each Loan Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities, provided that solely for purposes of the calculations in clauses (i) and (ii) above, a portion of the aggregate payables owing at the time of determination to the CMP in an amount of up to the Permitted CMP Payable Amount then in effect shall be treated as equity.

(b)Except as disclosed in Schedule 5.8(b), no Loan Party has (i) pending or, to any Borrower’s knowledge, threatened, litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, or (ii) liabilities or indebtedness for borrowed money other than the Obligations.

(c)No Loan Party is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)Neither any Loan Party nor any member of the Controlled Group maintains or contributes to any Plan other than (X) as of the Closing Date, those listed on Schedule 5.8(d) hereto, and (Y) thereafter, as permitted under this Agreement. (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of such Loan Party and any member of the Controlled Group; (xii) neither any Loan Party nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9.Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, trademark license, service marks, service mark applications, copyrights, copyright applications, tradenames, assumed names and licenses owned or utilized by any Loan Party are set forth on Schedule 5.9. Each patent, patent application, trademark, trademark application, trademark license, service mark, service mark application, copyright and copyright application showed on Schedule 5.9 has been duly registered or filed with all appropriate Governmental Bodies. All patents, patent applications, trademarks, trademark applications, trademark license, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; and there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party and each trade secret used by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Loan Party, such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10.Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11.Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder (provided that, for the avoidance of doubt, the failure to make any payment under the Subordinated Promissory Note expressly prohibited by the Subordination Agreement shall not constitute a “default in the payment” of such Indebtedness for purposes of this sentence).

5.12.No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations and no Default has occurred (provided that, for the avoidance of doubt, the failure to make any payment under the Subordinated Promissory Note expressly prohibited by the Subordination Agreement shall not constitute a “default in the payment or performance” of such contractual obligations for purposes of this sentence).

5.13.No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could have a Material Adverse Effect. Loan Parties have heretofore delivered to Agent true and complete copies of all material contracts to which any Loan Party is a party or to which it or any of its properties is subject. No Loan Party has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.No Labor Disputes. No Loan Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees in existence or, to any Borrower’s knowledge, threatened, and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.Margin Regulations. No Loan Party is engaged, nor will any Loan Party engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Loan Party controlled by such a company.

5.17.Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to any Loan Party which Loan Parties have not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.Delivery of CMP Subordinated Payable Documentation. Agent has received complete copies of the CMP Subordinated Payable Documentation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19.Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby any Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21.Application of Certain Laws and Regulations. Neither any Loan Party nor any Affiliate of any Loan Party is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22.Business and Property of Loan Parties. Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than the manufacturing and distribution of lighting products and fixtures and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23.Section 20 Subsidiaries. No Loan Party intends to use, nor shall any Loan Party use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24.Anti-Terrorism Laws.

(a)General. Neither any Loan Party nor any Affiliate of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)Executive Order No. 13224. Neither any Loan Party nor any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):
i.a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

ii.a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

iii.a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv.a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

v.a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

vi.a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Loan Party or to the knowledge of the Loan Parties, any of any Loan Party’s agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
5.25.Trading with the Enemy. No Loan Party has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.26.Federal Securities Laws. Neither Loan Party nor any of their respective Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

VIAFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:
6.1.Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2.Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3.Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.
6.4.Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.
6.5.Financial Covenants.
(a)[Reserved].
(b)[Reserved].
(c)CMP Covenants. Not permit the aggregate amount of the payable owing from Borrowers and their Subsidiaries to CMP at any time to be less than the Permitted CMP Payable Amount then in effect (with reporting to occur as of the end of each fiscal month during the Term).
(d)Minimum Undrawn Availability. Cause to be maintained at all times an Undrawn Availability of not less than $5,000,000.
6.6.Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.
6.7.Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and the Loan Parties shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.
6.8.Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).
6.9.Federal Securities Law. Promptly notify Agent in writing if any Loan Party or any of their respective Subsidiaries (i) is required to file periodic reports under the Exchange Act or any similar Applicable Law in any applicable jurisdiction, (ii) registers any securities under the Exchange Act or any similar Applicable Law in any applicable jurisdiction or (iii) files a registration statement under the Securities Act or any similar Applicable Law in any applicable jurisdiction.
6.10.Keepwell. Each Qualified ECP Loan Party, jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Loan Party to honor all of such Non-Qualifying Loan Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.10, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.10 constitute, and this Section 6.10 shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
VIINEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:
7.1.Merger, Consolidation, Acquisition and Sale of Assets.
(a)Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except that any Loan Party may merge with and into a Borrower, so long as the Borrower is the surviving entity.
(b)Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3, and (ii) any other sales or dispositions expressly permitted by this Agreement.
7.2.Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.
7.3.Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3 and (b) the endorsement of checks in the Ordinary Course of Business.
7.4.Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.
7.5.Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business.

7.6.Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $5,000,000 during each fiscal year.
7.7.Dividends; Management Fees. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock or other Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock or other such Equity Interests of any Borrower, or consisting of payments with respect to debt securities issued as a result of the conversion or exchange of any such Equity Interests, or pay any management or similar fees to any of its Affiliates, except that a Borrower may make distributions to its stockholders so long as all of the following conditions are met: (i) such Borrower shall provide to the Agent, no later than 15 days prior to the proposed date of such distribution, (A) a pro forma Compliance Certificate showing compliance with all covenants addressed therein for the most recently ended 12-month period, after giving effect to such distribution, in form and substance satisfactory to Agent, and (B) a pro forma Borrowing Base Certificate showing at least $8,500,000 of average daily Undrawn Availability for the sixty-day period preceding the proposed distribution date (calculated as if such distribution had been made at the beginning of such sixty-day period), in form and substance satisfactory to Agent, (ii) no Event of Default or Default shall have occurred, either before or after giving effect to such distribution and (iii) after giving effect to such distribution, the sum of (x) the aggregate amount of all distributions made under this Section 7.7 and (y) the aggregate amount of all Intercompany Loan Payments made under Section 7.24 below, shall not exceed $5,000,000 per annum.
7.8.Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) Indebtedness under the CMP Subordinated Payable Documentation; (iv) Indebtedness under the Subordinated Promissory Note; and (v) Indebtedness under the TCP Intercompany Loans.
7.9.Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.
7.10.Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (x) the TCP Intercompany Loans by Holdings to TCP or (y) any other transaction disclosed to the Agent, which, in each case, is in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.
7.11.Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $2,000,000 in any one fiscal year in the aggregate for all Loan Parties.
7.12.Subsidiaries.
(a)Form any Subsidiary.

(b)Enter into any partnership, joint venture or similar arrangement.
7.13.Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.
7.14.Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than the Loan Parties’ businesses as conducted on the Closing Date.
7.15.Amendment of Certificate of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Certificate of Incorporation unless required by law.
7.16.Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) or any other Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.
7.17.Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders or as otherwise permitted herein), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Loan Party.
7.18.Anti-Terrorism Laws. No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:
(a)Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.
(b)Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
(c)Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming their compliance with this Section.
7.19.Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.
7.20.Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.
7.21.Reserved.
7.22.Other Agreements. Enter into any material amendment, waiver or modification of the CMP Subordinated Payable Documentation or any related agreements.
7.23.    Subordinated Promissory Note Payments. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire (for purposes of this Section, “Payment”) any Indebtedness under the Subordinated Promissory Note, except to the extent permitted thereunder and subject to the Subordination Agreement, and so long as, in the case of each Payment (a) no Event of Default or any other default or event of default under any Senior Facility (as defined in the Subordination Agreement) has occurred and is continuing or would occur after giving pro forma effect to the making of such payment(s), (b) TCP was in compliance with the financial covenants set forth in Section 6.5 of this Agreement or each other Senior Facility (as defined in the Subordination Agreement) for the most recently ended fiscal quarter and calendar month, as applicable, after giving pro forma effect to the making of such payment(s) as if such payment were made on the last day of such prior fiscal quarter and calendar month, as applicable; provided, however, the requirements of this clause (b) shall not apply if after giving effect to any Payment the Undrawn Availability is at least $6,000,000, and (c) TCP has delivered a pro forma Borrowing Base Certificate showing at least $6,000,000 of average daily Undrawn Availability for the sixty-day period preceding the applicable date of Payment, calculated as if such distribution had been made no later than the beginning of such sixty-day period, in form and substance reasonably satisfactory to Agent.
7.24.    Payments of TCP Intercompany Loans. At any time, directly or indirectly, pay or prepay any amount (scheduled or otherwise) or exercise any right of set-off owed to Holdings under any TCP Intercompany Loan, or repurchase, redeem, retire or otherwise acquire such loan or any portion thereof (for purposes of this Section, “Intercompany Loan Payments”), unless (i) no Event of Default has occurred and is continuing on the date of such Intercompany Loan Payment, or would exist after giving effect to such Intercompany Loan Payment, (ii) Borrowers shall provide to the Agent, no later than 15 days prior to the proposed Intercompany Loan Payment, a pro forma Borrowing Base Certificate showing at least $8,500,000 of average daily Undrawn Availability for the sixty-day period preceding the proposed Intercompany Loan Payment date (calculated as if such Intercompany Loan Payment had been made at the beginning of such sixty-day period), and an Undrawn Availability of at least $6,000,000 (calculated after giving effect to such Intercompany Loan Payment), in form and substance satisfactory to Agent, and (iii) after giving effect to such Intercompany Loan Payment, the sum of (x) the aggregate amount of all Intercompany Loan Payments made under this Section 7.24 and (y) the aggregate amount of all distributions made under Section 7.7 above, shall not exceed $5,000,000 per annum.

VIII	CONDITIONS PRECEDENT.

8.1.Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
(a)Note. Agent shall have received the Note duly executed and delivered by an authorized officer of each Borrower;
(b)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;
(c)Corporate Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, any related agreements, (collectively the “Documents”) and (ii) the granting by such Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;
(d)Incumbency Certificates of Borrowers. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;
(e)Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of each Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of each Borrower and all agreements of each Borrower’s shareholders certified as accurate and complete by the Secretary of each Borrower;
(f)Good Standing Certificates. Agent shall have received good standing certificates for each Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of such Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification;
(g)Legal Opinion. Agent shall have received the executed legal opinion of Thompson Hine LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents, and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect on any Borrower; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
(i)Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i).
(j)Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be reasonably satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Leasehold Interest and Equipment of each Borrower and all books and records in connection therewith;
(k)Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;
(l)Reserved;
(m)Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of each Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of each Borrower’s liability insurance policies, together with endorsements naming Agent as a co-insured;
(n)[Reserved];
(o)Payment Instructions. Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;
(p)Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;
(q)Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;
(r)No Adverse Material Change. (i) since December 31, 2015, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(s)Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by each Borrower at which Inventory and books and records are located;

(t)Other Documents. Agent shall have received the executed Other Documents (including without limitation the executed CMP Subordination Agreement), all in form and substance satisfactory to Agent;
(u)Contract Review. Agent shall have reviewed all material contracts of each Borrower including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;
(v)Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;
(w)Undrawn Availability. After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $5,000,000; and
(x)Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act.
(y)Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.
8.2.Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)Representations and Warranties. Each of the representations and warranties made by Holdings or any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for representations and warranties that are limited to a specific date, which shall be true and correct in all material respects as of such earlier date);
(b)No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and
(c)Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.
Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX	INFORMATION AS TO LOAN PARTIES.

The Loan Parties shall, until satisfaction in full of the Obligations and the termination of this Agreement:
9.1.Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.
9.2.Schedules; Borrowing Base Certificate. Deliver to Agent (i) on or before Wednesday of each Week, a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior Week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement, and (ii) on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports, all of which shall be in form and substance satisfactory to Agent and which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement. In addition, Borrowers will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (ii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrowers and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrowers’ failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.
9.3.Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, with a Compliance Certificate signed by the President, the Chief Executive Officer or Chief Financial Officer of each Borrower stating, to the best of his knowledge, that the Loan Parties are in compliance in all material respects with all federal, state and local Environmental Laws. To the extent the Loan Parties are not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action the Loan Parties will implement in order to achieve full compliance.
9.4.Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party or CMP whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.
9.5.Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the CMP Subordinated Payable Documentation, or any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the CMP Subordinated Payable Documentation; (b) event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Loan Parties as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject the Loan Parties to a tax imposed by Section 4971 of the Code; (e) each and every default by any

Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Loan Party or CMP, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Loan Parties propose to take with respect thereto.
9.6.Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.
9.7.Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrowers and Holdings, final financial statements of each Borrower on a consolidated basis including but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, and reported upon without qualification (as to Holdings or Borrowers, as the case may be) by an independent certified public accounting firm selected by Borrowers or Holdings, as the case may be, and satisfactory to Agent (the “Accountants”); provided, however, that with respect to the fiscal year ending December 31, 2015, such financial statements shall be furnished to Agent no later than December 31, 2016. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that, in connection with their audit, either no information came to their attention which to their knowledge caused them to believe that any Borrower had failed to comply with any of the terms, covenants, provisions, or conditions of any of Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 or, if such information came to their attention, specifying such information. In addition, the Borrowers shall deliver a Compliance Certificate along with such reports and final statements.
9.8.Quarterly Financial Statements. Furnish Agent (A) within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers and CMP on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and CMP on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, however, that with respect to each fiscal quarter ending in the 2016 fiscal year, such financial statements of CMP shall be furnished to Agent no later than December 31, 2016.
9.9.[Reserved].
9.10.Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with (i) copies of such financial statements, reports and returns as Holdings shall send to its stockholders and (ii) copies of all notices, reports, financial statements and other materials sent pursuant to the CMP Subordinated Payable Documentation.
9.11.Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which a Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which a Loan Party is a party or by which a Loan Party is bound.
9.12.Projected Operating Budget. Furnish Agent, no later than thirty (30) days prior to the beginning of Borrowers’ fiscal years commencing with fiscal year 2017, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the Chief Executive Officer or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
9.13.Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12.
9.14.Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to a Loan Party by any Governmental Body or any other Person that is material to the operation of a Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.
9.15.ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which any Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which any Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.
9.16.Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
XEVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:
10.1.Nonpayment. Failure by any Loan Party to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;
10.2.Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;
10.3.Financial Information. Failure by any Loan Party to (i) furnish financial information when due or when requested, or (ii) permit the inspection of its books or records;
10.4.Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables or against a material portion of any Borrower’s other property;
10.5.Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor and Agent or any Lender, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within fifteen (15) days from the occurrence of such failure or neglect;
10.6.Judgments. Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $350,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);
10.7.Bankruptcy. Any Borrower, CMP or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;
10.8.Inability to Pay. Any Borrower, CMP or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
10.9.Affiliate Bankruptcy. Any Affiliate or any Subsidiary of any Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
10.10.Material Adverse Effect. Any change in any Borrower’s or any Guarantor’s results of operations or condition (financial or otherwise) which in Agent’s opinion has a Material Adverse Effect;
10.11.Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;
10.12.CMP Subordinated Payable Default. An event of default has occurred under the CMP Subordinated Payable Documentation or the CMP Subordination Agreement, which default shall not have been cured or waived within any applicable grace period;
10.13.Cross Default. A default of the obligations of a Loan Party or CMP under any other agreement or agreements with respect to which the Loan Parties’ and CMP’s aggregate obligations exceed $350,000 shall occur, which default is not cured within any applicable grace period and which default, in the case of Indebtedness, has the effect of permitting the acceleration of such Indebtedness;
10.14.Breach of Guaranty. Termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;
10.15.Change of Ownership. Any Change of Ownership or Change of Control shall occur;
10.16.Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;
10.17.Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, the continuation of which is material to the continuation of any Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;
10.18.Seizures. Any Collateral with an aggregate book or fair market value in excess of $100,000, or any material portion of the assets of CMP, shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party to any material portion of the Collateral (or CMP or the title and rights to any material portion of its assets) shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents or a Material Adverse Effect;
10.19.Operations. The operations of any Borrower’s or CMP’s manufacturing facility are interrupted at any time for more than 5 days during any period of 7 consecutive days (excluding holidays and scheduled shutdowns), unless (a) in the case of a CMP interruption, Borrowers have demonstrated to the Agent’s satisfaction, in Agent’s reasonable discretion, that Borrowers have access to an adequate supply of parts and materials to allow it to continue operating at levels contemplated prior to such interruption, or (b) Borrowers or CMP, as the case may be, shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that the provisions of clauses (i) and (ii) of this Section 10.19(b) shall operate to prevent an Event of Default from occurring only to the extent that Borrowers or CMP, as the case may be, shall be receiving the proceeds of business interruption insurance for a period of fewer than thirty (30) consecutive days; or
10.20.Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.
10.21.Subordinated Promissory Note Cross Default. An event of default by TCP under the Subordinated Promissory Note other than, for the avoidance of doubt, any event of default arising from any failure to make any payment that is expressly prohibited by the Subordination Agreement.
10.22.Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 15.19 hereof.
10.23.TCP Intercompany Loans Cross Default. A payment default or any other event of default by TCP under any TCP Intercompany Loan.
XILENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
11.1.Rights and Remedies.
(a)Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Loan Party in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over any Loan Party. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of each Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require such Loan Party to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain jointly and severally liable to Agent and Lenders therefor.
(b)To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Loan Parties, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (ix) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).
11.2.Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.
11.3.Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply each Loan Party’s property held by Agent and such Lender to reduce the Obligations.
11.4.Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
11.5.Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations (including without limitation any amounts on account of any Hedge Liabilities or Cash Management Liabilities), or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms this Agreement;
SECOND, to payment of any fees owed to the Agent;
THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including Hedge Liabilities, Cash Management Liabilities and the payment or cash collateralization of any outstanding Letters of Credit);
SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its guaranty (including sums received as a result of the exercise of remedies with respect to such guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5. Monies and proceeds obtained from a Loan Party shall not be applied to its Excluded Hedge Liabilities, but appropriate adjustments shall be made with respect to amounts obtained from other Loan Parties to preserve the allocations specified above.

XII	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR

AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIIIEFFECTIVE DATE AND TERMINATION.

13.1.Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until September 29, 2020 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) 1% of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding March 29, 2017, and (y) $0 if the Early Termination Date occurs on or after March 29, 2017.
13.2.Termination. The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to the Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.
XIVREGARDING AGENT.
14.1.Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and

Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
14.2.Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.
14.3.Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by a Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.
Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowers and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
14.4.Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
14.5.Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys‑in‑fact and shall not be liable for the default or misconduct of any such agents or attorneys‑in‑fact selected by Agent with reasonable care.
14.6.Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowers referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
14.7.Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
14.8.Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9.Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from Borrower pursuant to the terms of this Agreement which Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.
14.10.Borrowers’ Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrowers hereby undertake with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
14.11.No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.
14.12.Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
XVMISCELLANEOUS.
15.1.Governing Law. This Agreement shall be, or shall be deemed to be, governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Loan Party at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against such Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.
15.2.Entire Understanding.
(a)This Agreement and the documents executed concurrently herewith contain the entire understanding between the Loan Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)The Required Lenders, Agent with the consent in writing of the Required Lenders, and each Loan Party may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or any Loan Party thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:
i.increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount.
ii.extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by any Loan Party to Lenders pursuant to this Agreement.
iii.alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b).
iv.release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000.
v.change the rights and duties of Agent.
vi.permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount.
vii.increase the Advance Rates above the Advance Rates in effect on the Closing Date.
viii.release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon each Loan Party party thereto, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.
Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the sum of the outstanding Revolving Advances and the Maximum Undrawn Amount at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”), provided that such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the sum of the outstanding Revolving Advances and the Maximum Undrawn Amount to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.
In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, the Agent is hereby authorized by the Loan Parties and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances (such Revolving Advances being referred to as “Agent Advances”) to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount.
15.3.Successors and Assigns; Participations; New Lenders.
(a)This Agreement shall be binding upon and inure to the benefit of each Loan Party, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
(b)Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that no Borrower shall be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall a Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.
(c)Any Lender, with the consent of Agent (and, so long as no Default or Event of Default exists, Borrowers) which consent shall not, in either case, be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $1,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(d)Any Lender, with the consent of Agent (and, so long as no Default or Event of Default exists, Borrowers) which consent shall not, in either case, be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving

Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Each Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.
(f)Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.
15.4.Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for such Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
15.5.Indemnity. The Loan Parties, jointly and severally, shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 15.5 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding Excluded Taxes, but including Other Taxes) shall be payable by Agent, Lenders or any Loan Party on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, the Loan Parties, jointly and severally, will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 15.5 harmless from and against all liability in connection therewith.
15.6.Notice. Any notice or request hereunder may be given to a Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.6) in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:
(a)In the case of hand-delivery, when delivered;
(b)If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(d)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)In the case of electronic transmission, when actually received;
(f)In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.6; and

(g)If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.
(A)    If to Agent or PNC at:
PNC Bank, National Association
1900 East Ninth Street (B7-YB13-09-5)
Cleveland, Ohio 44114
Attention:    Dean W. Newman, Vice President
Telephone:    (216) 222-3656
Facsimile:     (216) 222-9555

with a copy to:
PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:    Lisa Pierce
Telephone:    (412) 762-6442
Facsimile:     (412) 762-8672

with an additional copy to:
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention:    Lawrence F. Flick II
Telephone:     (212) 885-5556
Facsimile:     (215) 832-5556

(B)    If to a Lender other than Agent, as specified on the signature pages hereof
(C)    If to any Borrower or the Subsidiary Guarantor:
Technical Consumer Products, Inc.
325 Campus Drive
Aurora, Ohio 44202
Attention:     Chief Financial Officer
Telephone:     (330) 995-6111
Facsimile:    (330) 995-6188

with a copy to:
Thompson Hine LLP
10050 Innovation Drive

Suite 400
Dayton, Ohio 45342-1934
Attention:    Arik A. Sherk
Telephone:    (936) 443-6757

15.7.Survival. The obligations of each Loan Party under Sections 2.2(f),3.7, 3.8, 3.9, 4.19(h), and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
15.8.Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
15.9.Expenses. All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, Holdings or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.
15.10.Injunctive Relief. Each Loan Party recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
15.11.Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, CMP, Holdings or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.
15.12.Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
15.13.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
15.14.Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
15.15.Confidentiality; Sharing Information.
(a)Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrowers of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by a Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.
(b)Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to each Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.
15.16.Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.
15.17.Certifications From Banks and Participants; US PATRIOT Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
15.18.     Concerning Joint and Several Liability of Borrowers.
(a)    Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit,

directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the obligations of each of them.
(b)    Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.
(c)    If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
(d)    The obligations of each Borrower under the provisions of this Section 15.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 15.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 15.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 15.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 15.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.
(f)    The provisions of this Section 15.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by the Agent from time to time against any of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 15.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 15.18 will forthwith be reinstated in effect, as though such payment had not been made.
(g)    Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h)    Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 15.18(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 15.18(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 15.18(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.
15.19.    Anti-Terrorism Laws.
(a)    Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any

Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)    Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii)the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.
15.20.     Acknowledgment of Prior Obligations and Continuation Thereof. Each Borrower hereby: (a) acknowledges and agrees that (i) its obligations owing to Agent and the Lenders, and (ii) the prior grant or grants of Liens in favor of the Agent for the benefit of the Lenders in its properties and assets, whether under the Existing Agreement or under any Other Document to which it is a party, shall also be for the benefit of the Lenders and in respect of the Obligations of such Person under this Agreement and the Other Documents executed in connection herewith to which it is a party; (b) reaffirms (i) all of its obligations owing to Agent and/or the Lenders under the Existing Agreement, and (ii) all prior grants of Liens in favor of Agent under the Existing Agreement and each Other Document; (c) agrees that, except as expressly amended hereby or in a separate amendment thereto, each of the existing Other Documents to which it is a party is and shall remain in full force and effect; and (d) confirms and agrees that all outstanding principal, interest and fees and other Obligations under the Existing Agreement outstanding immediately prior to the Closing Date shall, to the extent not paid on the Closing Date, from and after the Closing Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the Other Documents as in effect from time to time, shall accrue interest thereon or otherwise be chargeable, as specified in this Agreement, and shall be secured by this Agreement and the Other Documents.

XVI	GUARANTY.

16.1.Guaranty. Each Loan Party (other than the Borrowers) (together, for purposes of this Article XVI, the “Loan Party Guarantors”) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agent, Issuer and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any other Loan Party, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Party Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this guaranty (the “Loan Party Guaranty”) apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

16.2.Guaranty of Payment. This Loan Party Guaranty is a guaranty of payment and not of collection. Each Loan Party Guarantor waives any right to require the Agent, Issuer or any Lender to sue any Borrower, any Guarantor or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
16.3.No Discharge or Diminishment of Loan Guaranty.
(a)Except as otherwise provided for herein, the obligations of each Loan Party Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Obligated Party; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party Guarantor may have at any time against any Obligated Party, the Agent, Issuer, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
(b)The obligations of each Loan Party Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)Further, the obligations of any Loan Party Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, Issuer or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Obligated Party for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, Issuer or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party Guarantor or that would otherwise operate as a discharge of any Obligated Party as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
16.4.Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party Guarantor hereby waives any defense based on or arising out of any defense of any Obligated Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party Guarantor under this Loan Party Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party Guarantor against an Obligated Party or any security.
16.5.Rights of Subrogation. No Loan Party Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until each Borrower has fully performed all their obligations to the Agent, Issuer and the Lenders.
16.6.Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Party Guarantor’s obligations under this Loan Party Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, Issuer and the Lenders are in possession of this Loan Party Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Party Guarantors forthwith on demand by the Lender.
16.7.Information. Each Loan Party Guarantor assumes all responsibility for being and keeping itself informed of all of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party Guarantor assumes and incurs under this Loan Party Guaranty, and agrees that neither the Agent nor Issuer or any Lender shall have any duty to advise any Obligated Party of information known to it regarding those circumstances or risks.
16.8.Taxes. All payments of the Guaranteed Obligations will be made by each Loan Party Guarantor free and clear of and without deduction for any taxes; provided that if any Loan Party Guarantor shall be required to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Issuer or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party Guarantor shall make such deductions and (iii) such Loan Party Guarantor shall pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
16.9.Maximum Liability. The provisions of this Loan Party Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party Guarantor under this Loan Party Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Party Guarantor’s liability under this Loan Party Guaranty, then, notwithstanding any other provision of this Loan Party Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Party Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Party Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party Guarantor nor any other person or entity shall have any right or claim under this

Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Party Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party Guarantor without impairing this Loan Party Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Party Guarantor’s obligations hereunder beyond its Maximum Liability.
16.10.Contribution. In the event any Loan Party Guarantor (a “Paying Loan Party Guarantor”) shall make any payment or payments under this Loan Party Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Party Guaranty, each other Loan Party Guarantor (each a “Non-Paying Loan Party Guarantor”) shall contribute to such Paying Loan Party Guarantor an amount equal to such Non-Paying Loan Party Guarantor's “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Loan Party Guarantor. For purposes of this Article XVI, each Non-Paying Loan Party Guarantor's “Applicable Percentage” with respect to any such payment or loss by a Paying Loan Party Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Loan Party Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Loan Party Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Loan Party Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all the Loan Parties hereunder (including such Paying Loan Party Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for the Borrowers, the aggregate amount of all monies received by such Loan Party Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Party Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Party Guarantor’s Maximum Liability). Each of the Loan Party Guarantors covenants and agrees that its right to receive any contribution under this Loan Party Guaranty from a Non-Paying Loan Party Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of each of the Agent, the Issuer, the Lenders and the Borrowers and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
16.11.Liability Cumulative. The liability of each Loan Party Guarantor as a guarantor under this Article XVI is in addition to and shall be cumulative with all liabilities of each Loan Party Guarantor to the Agent, the Issuer and the Lenders under this Agreement and the Other Documents to which such Loan Party Guarantor is a party or in respect of any obligations or liabilities of the other Obligated Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

074658.13016/7262749v.6
074658.13016/103294822v.8

Each of the parties has signed this Agreement as of the day and year first above written.
TECHNICAL CONSUMER PRODUCTS, INC.

By:        /s/ Brian Catlett
Name:        Brian Catlett
Title:         CEO
TECHNICAL CONSUMER PRODUCTS CANADA INC.
By:        /s/ Brian Catlett
Name:        Brian Catlett
Title:         President
BOWMAN LAMPS, LLC
By:        /s/ Brian Catlett
Name:        Brian Catlett
Title:         CEO

Signature Page to Amended and Restated Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:        /s/ Dean Newman
Name:        Dean Newman
Title:         Vice President

Commitment Percentage: 100%

074658.13016/7262749v.6
074658.13016/103294822v.8

Signature Page to Amended and Restated Revolving Credit and Security Agreement

List of Exhibits and Schedules
Exhibits

Exhibit 1.2	Borrowing Base Certificate

Exhibit 2.1(a)	Revolving Credit Note

Exhibit 8.1(i)	Financial Condition Certificate

Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances

Schedule 4.5	Equipment and Inventory Locations, and Locations of Chief Executive

Offices, Places of Business and Real Property

Schedule 4.15(h)	Deposit and Investment Accounts

Schedule 4.19	Real Property

Schedule 5.1	Consents

Schedule 5.2(a)	States of Qualification and Good Standing

Schedule 5.2(b)	Subsidiaries

Schedule 5.4	Federal Tax Identification Number

Schedule 5.6	Prior Names

Schedule 5.7	Environmental

Schedule 5.8(b)	Litigation

Schedule 5.8(d)	Plans

Schedule 5.9	Intellectual Property, Source Code Escrow Agreements

Schedule 5.10	Licenses and Permits

Schedule 5.14	Labor Disputes

Schedule 7.3	Guarantees

2

Exhibit 1.2

Borrowing Base Certificate

[on file with Agent]

Exhibit 2.1(a)

FORM OF REVOLVING CREDIT NOTE

SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE

Original principal amount: $30,000,000	Original date of execution: as of December 11, 2009
Amended and restated principal amount: $40,000,000 Second amended and restated principal amount: $50,000,000	Date of amendment and restatement: as of July 25, 2013 Date of second amendment and restatement: September 29, 2016

FOR VALUE RECEIVED, the undersigned TECHNICAL CONSUMER PRODUCTS, INC., a Delaware corporation (“TCP”) and TECHNICAL CONSUMER PRODUCTS CANADA INC., a corporation organized under the Canada Business Corporations Act (“TCP Canada”, and together with TCP, collectively the “Borrowers”, and each individually a “Borrower”), hereby promise to pay, jointly and severally, to PNC BANK, NATIONAL ASSOCIATION (“PNC”) and its registered assigns, in immediately available funds, the lesser of FIFTY MILLION DOLLARS ($50,000,000) or the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement (as hereinafter defined)) made by PNC to Borrowers pursuant to the Credit Agreement (as hereinafter defined). Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in that certain Amended and Restated Revolving Credit and Security Agreement, dated as of September 29, 2016 (as the same may from time to time be amended, supplemented, restated or otherwise modified, the “Credit Agreement”), among Borrowers, PNC and certain financial institutions party thereto (the “Lenders”) and PNC, as agent for the Lenders (in such capacity, the “Agent”).
Each Borrower promises to pay interest on the unpaid principal amount of each Revolving Advance evidenced hereby from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement. Each Borrower promises to pay on demand, interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.
Both principal and interest in respect of such Revolving Advance denominated in Dollars are payable in lawful money of the United States of America to the Agent at the Payment Office in accordance with the terms of the Credit Agreement.
Each Borrower promises to pay both principal and interest for all Revolving Advances made by the Lender to Borrowers pursuant to the Credit Agreement. This Second Amended and Restated Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Advances by PNC to Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Maximum Revolving Advance Amount, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof and (iii) provides for the amendment or waiver of certain terms of the Credit Agreement, all upon the terms and conditions therein specified.
For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Second Amended and Restated Revolving Credit Note (and stated herein to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
This Second Amended and Restated Revolving Credit Note amends and restates, and replaces and supersedes, in its entirety, and shall hereafter evidence the indebtedness previously evidenced by, that certain Amended and Restated Revolving Credit Note (the “Original Note”) in the principal amount of $40,000,000, dated as of July 25, 2013, executed by Borrowers and payable to PNC, but shall in no way extinguish, cancel or satisfy any Borrower’s unconditional obligation to repay all indebtedness evidenced by the Original Note. No novation of the indebtedness evidenced by the Original Note is intended or implied by virtue of the execution of this Second Amended and Restated Revolving Credit Note by Borrowers, nor shall any such novation be deemed to have occurred by virtue thereof, and by their signature below, each Borrower hereto affirms and re-confirms the validity and enforceability of such indebtedness and its continuing obligation to pay such indebtedness in accordance with its terms.
Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. This Second Amended and Restated Revolving Credit Note shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of PNC, its registered successors and assigns and all subsequent registered holders of this Second Amended and Restated Revolving Credit Note.58.13074/95158819v.2
THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW. IF ANY PROVISION HEREOF IS IN CONFLICT WITH ANY STATUTE OR RULE OF LAW OF THE STATE OF NEW YORK OR IS OTHERWISE UNENFORCEABLE FOR ANY REASON WHATSOEVER, THEN SUCH PROVISION SHALL BE DEEMED SEPARABLE FROM AND SHALL NOT INVALIDATE ANY OTHER PROVISION OF THIS NOTE.
TECHNICAL CONSUMER PRODUCTS, INC.

By:
Name:
Title:

TECHNICAL CONSUMER PRODUCTS CANADA INC.

By:
Name:
Title:

Exhibit 8.1(i)

FORM OF FINANCIAL CONDITION CERTIFICATE

September ___, 2016

I, ___________, as [Chief Executive Officer] of each of Technical Consumer Products, Inc., a Delaware corporation (“TCP”) and Technical Consumer Products Canada Inc., a corporation organized under the Canada Business Corporations Act (“TCP Canada”, and together with TCP, collectively, the “Borrowers” and each individually, a “Borrower”), hereby certify that:
1)I am the duly elected, qualified and acting [Chief Executive Officer] of each Borrower. TCP is duly organized, existing and in good standing under the laws of the State of Delaware, and TCP Canada is duly organized, existing and in good standing under the laws of Canada.

2)I am familiar with all of the business and financial affairs of each Borrower, including, without limiting the generality of the foregoing, all of the matters hereinafter described.

3)This Financial Condition Certificate (this “Certificate”) is made and delivered to PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (as hereinafter defined) (PNC, in such capacity, “Agent”) pursuant to the terms of that certain Amended and Restated Revolving Credit and Security Agreement, dated as of the date hereof (as amended, restated, replaced, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, each other Person joined thereto as a borrower from time to time, Bowman Lamps, LLC, an Ohio limited liability company, PNC and various other financial institutions named therein or which hereafter become a party thereto as lenders (PNC and such other financial institutions, collectively, the “Lenders”), and Agent, for the purpose of inducing Agent and Lenders, now and from time to time hereafter, to advance monies and extend credit and other financial accommodations to the Borrowers, pursuant to the Credit Agreement, together with all notes, security agreements, mortgages, agreements, instruments, and documents heretofore now and from time to time hereafter executed by or on behalf of the Borrowers and delivered to Agent or Lenders, as the case may be (collectively, the “Loan Documents”). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. I understand that the Lenders are relying on this Certificate.

4)Immediately following the execution of the Credit Agreement, (a) each Borrower will be able to pay its debts as such debts become due, and (b) each Borrower will not have unreasonably small capital in order to carry on its business. All undisputed debts owing to third parties by each Borrower are current and not past due.

5)The Credit Agreement was and the Loan Documents were and will be executed and delivered by the Borrowers to the Agent or the Lenders, as the case may be, in good faith and in exchange for reasonably equivalent value and fair consideration.

6)I have reviewed the relevant terms of the Credit Agreement and the Loan Documents and have made or have caused to be made under my supervision a review of the transactions and the condition of the Borrowers from the beginning of the accounting period covered by the documents set forth in Paragraph 4 hereof to the date of this Certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes or would constitute a Default or Event of Default under the Credit Agreement or the Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Financial Condition Certificate as of the ____ day of September, 2016.
TECHNICAL CONSUMER PRODUCTS, INC.
By:
Name:
Title:
TECHNICAL CONSUMER PRODUCTS CANADA INC.
By:
Name:
Title:

EXHIBIT A

[See attached]

Exhibit 15.3

FORM OF COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of _________, 20__, among __________________ (the “Transferor Lender”), ______________ (“Purchasing Lender”), and PNC BANK, NATIONAL ASSOCIATION, as agent for the Lenders under the Credit Agreement (as defined below) (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 15.3 of that certain Amended and Restated Revolving Credit and Security Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of September [__], 2016 among Technical Consumer Products, Inc., a corporation organized under the laws of the State of Delaware (“TCP”), Technical Consumer Products Canada Inc., a corporation organized under the Canada Business Corporations Act (“TCP Canada” and, together with TCP and each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), Bowman Lamps, LLC, a limited liability company organized under the laws of the State of Ohio, the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and Agent.

WHEREAS, Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to Purchasing Lender rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.    Upon receipt by the Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date unless otherwise noted therein, shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.    At or before 12:00 Noon (New York time) on the Transfer Effective Date Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement, and the Note(s). Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note(s) together with all instruments, documents and collateral security pertaining thereto.

4.    Transferor Lender has made arrangements with Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates of payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.    (a)    All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Note(s) shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b)    All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note(s) shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrowers.

6.    Concurrently with the execution and delivery hereof, Transferor Lender will provide to Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.

7.    Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8.    By executing and delivering this Commitment Transfer Supplement, Transferor Lender and Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note(s) or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Credit Agreement, the Note(s) or any other instrument or document furnished pursuant hereto; (iii) Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof; (vi) Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (vii) Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrowers that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Credit Agreement and Other Documents or (y) is engaged in trade or business within the United States of America.

9.    Schedule I hereto sets forth the revised Revolving Commitment Percentages of Transferor Lender and the Revolving Commitment Percentages of Purchasing Lender as well as administrative information with respect to Purchasing Lender.

10.    This Commitment Transfer Supplement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

[Signatures Begin on Next Page]

074658.13074/95158819v.2

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

[______________________________________]
as Transferor Lender

By:________________________________
Name:_____________________________
Title:______________________________

[______________________________________]
as Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
as Agent

By:________________________________
Name:_____________________________
Title:______________________________

[Signature Page to Commitment Transfer Supplement ([Name of Borrower])

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

Transferor Lender	Revised Revolving Commitment Amount	$___________

	Revised Revolving Commitment Percentage	____________%

Purchasing Lender	Revolving Commitment Amount	$___________

	Revolving Commitment Percentage	____________%

Addresses for Notices for Purchasing Lender

Attention: Telephone: Fax:

[Commitment Transfer Supplement]

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:                 , as Transferor Lender and                 , as Purchasing Lender:

The undersigned, as Agent under the Amended and Restated Revolving Credit and Security Agreement (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) dated as of September [__], 2016 among Technical Consumer Products, Inc., a corporation organized under the laws of the State of Delaware (“TCP”), Technical Consumer Products Canada Inc., a corporation organized under the Canada Business Corporations Act (“TCP Canada” and, together with TCP and each other Person joined thereto as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”), Bowman Lamps, LLC, a limited liability company organized under the laws of the State of Ohio, the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association, as agent for the Lenders (“Agent”), acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement.] Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION,                             as Agent

By:
Name:_________________________
Title:

ACCEPTED FOR RECORDATION
IN REGISTER:

[Commitment Transfer Supplement]

List of Schedules
Schedules

Schedule 1.2	Permitted Encumbrances

Schedule 4.5	Equipment and Inventory Locations and Locations of Chief Executive
Offices, Places of Business and Real Property

Schedule 4.15(h)	Deposit and Investment Accounts

Schedule 5.1	Consents

Schedule 5.2(a)	States of Qualification and Good Standing

Schedule 5.2(b)	Subsidiaries

Schedule 5.4	Federal Tax Identification Number

Schedule 5.6	Prior Names

Schedule 5.7	Environmental

Schedule 5.8(b)	Litigation

Schedule 5.8(d)	Plans

Schedule 5.9	Intellectual Property, Source Code Escrow Agreements

Schedule 5.10	Licenses and Permits

Schedule 5.14	Labor Disputes

Schedule 7.3	Guarantees

Schedule 1.2

Permitted Encumbrances

No.	Debtor	Secured Party	Jurisdiction	File No.	Search Results (presently on record)
1.	Technical Consumer Products, Inc.	PNC Bank, National Association	Delaware Secretary of State	20093976153	Blanket Lien
2.	Technical Consumer Products, Inc.	IBM Credit LLC	Delaware Secretary of State	20112969817	Leased Equipment
3.	Technical Consumer Products, Inc.	U.S. Bancorp Equipment Finance, Inc.	Delaware Secretary of State	20113083519	Leased Equipment
4.	Technical Consumer Products, Inc.	U.S. Bancorp Equipment Finance, Inc	Delaware Secretary of State	20114829258	Leased Equipment
5.	Technical Consumer Products, Inc.	U.S. Bank Equipment Finance, Inc	Delaware Secretary of State	20121485970	Leased Equipment
6.	Technical Consumer Products, Inc.	U.S. Bank Equipment Finance, Inc	Delaware Secretary of State	20121611906	Leased Equipment
7.	Technical Consumer Products, Inc.	Beacon Point Capital, LLC	Delaware Secretary of State	20133118214	Blanket Lien
8.	Technical Consumer Products, Inc.	Sunbelt Rentals Inc.	Ohio Secretary of State	OH00187899027	Leased Equipment
9.	Technical Consumer Products Canada Inc.	PNC Bank, National Association, as Agent	Toronto, Ontario	705255525	Blanket Lien
10.	Bowman Lamps, LLC	PNC Bank, National Association	Ohio Secretary of State	OH00147000682	Blanket Lien

Schedule 4.5

Equipment and Inventory Locations

Warehouse and Repacking Facilities

Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate	Asset at Locations	Loan Party
Aurora, OH	325 Campus Drive, Aurora, OH 44202	Portage	OH	TCP Campus Drive LLC	Equipment and Inventory	Technical Consumer Products, Inc.

Stockton, CA	4114 S. Airport Way Stockton, CA 95206	San Joaquin	CA	Bixby Land Company	Equipment and Inventory	Technical Consumer Products, Inc.

Modesto, CA	4300 Finch Road Modesto, CA 95357	Stanislaus	CA	Sierra Pacific Distribution Services, Inc.	Equipment and Inventory	Technical Consumer Products, Inc.

Meadville, PA	114 W. Poplar Street PO Box 404 Meadville, PA 16335	Crawford	PA	DIC Tool Co /Hytron Electric	Equipment and Inventory	Technical Consumer Products, Inc.

Barberton, OH	24 Brown Street Barberton, OH 44203	Summit	OH	Glass Surface Systems	Equipment and Inventory	Technical Consumer Products, Inc.

Schedule 4.5
(Continued)

Inventory Consignees

Name	Street Address	County	State	Loan Party
ERI	1800 Newport Circle, Santa Ana, CA	Orange	CA	Technical Consumer Products, Inc.

Lighting Systems and Electrical Supply	20506 Sunshine Lane, Spring, TX	Harris	TX	Technical Consumer Products, Inc.

Tri-Lite Sales	1784 Watterson Trail, Louisville, KY	Jefferson	KY	Technical Consumer Products, Inc.

Monarch Sales	4632 Crossroads Pk, Liverpool, NY	Onondaga	NY	Technical Consumer Products, Inc.

Continental Sales/PBLighting	150 Broad Hollow Rd, Mellville, NY	Suffolk	NY	Technical Consumer Products, Inc.

TLV Sales	11846 Dorsett Rd., Maryland Hts., MO	St. Louis	MO	Technical Consumer Products, Inc.

Yusen & Associates	44 Sixth Rd, Woburn, MA	Middlesex	MA	Technical Consumer Products, Inc.

Glenn International	Rodando Vala Acosto Street, Building #9, Carolina, PR		Puerto Rico	Technical Consumer Products, Inc.

TCP China	No. 139 Wang Dong Rd., SJ Jing Song Jiang, Shanghai China		China	Technical Consumer Products, Inc.

Schedule 4.5
(Continued)

Location of Places of Business

Technical Consumer Products, Inc. -

325 Campus Drive, Auroa, OH 44202

Technical Consumer Products Canada Inc. -

BCE Place, 181 Bay Street, Suite 2500, Toronto, Ontario, Canada M5J 2T7

Bowman Lamps, LLC -

325 Campus Drive, Auroa, OH 44202

Real Property
(Leased and Owned)

Technical Consumer Products, Inc. -

Name of City or Location	Mailing Address	County	State	Record Owner of Real Estate	Leased or Owned
Aurora, OH	325 Campus Drive, Auroa, OH 44202	Portage	OH	TCP Campus Drive LLC	Leased

Stockton, CA	4114 S. Airport Way, Stockton, CA 95206	San Joaquin	CA	Bixby Land Company	Leased

Technical Consumer Products Canada Inc. -

None

Bowman Lamps, LLC -

None

Chief Executive Offices

Technical Consumer Products, Inc. -

325 Campus Drive, Auroa, OH 44202

Technical Consumer Products Canada Inc. -

BCE Place, 181 Bay Street, Suite 2500, Toronto, Ontario, Canada M5J 2T7

Bowman Lamps, LLC -

325 Campus Drive, Auroa, OH 44202

Schedule 4.15(h)

Deposit and Investment Accounts

Accounts for Technical Consumer Products, Inc.

Account ID	Name	Responder	Type	Form	Signer
[Account No.]	General Account	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	A/P Disbursement	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	Collection Account	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	Funding Account	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	Technical Consumer Products	PNC Bank	Financial	Liability	Brian Catlett

Accounts for Technical Consumer Products Canada Inc.
Account ID	Name	Responder	Type	Form	Signer
[Account No.]	PNC Technical Consumer Products Canada Inc.	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	PNC Technical Consumer Products Canada Inc.	RBC Bank	Financial	Asset	Brian Catlett

Accounts for Bowman Lamps, LLC.

Account ID	Name	Responder	Type	Form	Signer
[Account No.]	Bowman Lamps, LLC	PNC Bank	Financial	Asset	Brian Catlett

Accounts for TCP Campus Drive, LLC

Account ID	Name	Responder	Type	Form	Signer
[Account No.]	PNC TCP Campus Drive, LLC	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	A/P Disbursement	PNC Bank	Financial	Asset	Brian Catlett
[Account No.]	Bowman Lamps, LLC	PNC Bank	Financial	Asset	Brian Catlett

Schedule 5.1

Consents

None

Schedule 5.2(a)

States of Qualification and Good Standing

•	Technical Consumer Products, Inc. is duly incorporated and in good standing under the laws of the State of Delaware.

•	Technical Consumer Products, Inc. is qualified to do business and is in good standing in the following jurisdictions:

◦	California

◦	Georgia

◦	Missouri

◦	Ohio

◦	New Jersey

◦	New York

◦	[Texas - to be reinstated post-closing]

•	Technical Consumer Products Canada Inc. is duly organized and in good standing under the laws of Canada

•	Bowman Lamps, LLC is duly organized and in good standing under the laws of the State of Ohio.

Schedule 5.2(b)

Subsidiaries

Bowman Lamps, LLC

TCP Campus Drive LLC

Schedule 5.4

Federal Tax Identification Number

Technical Consumer Products, Inc.    34-1967261

Technical Consumer Products Canada Inc.    843270547 (Canadian Tax ID)

Bowman Lamps, LLC    34-1967261*

* Bowman Lamps, LLC is a pass-through entity that shares the same Federal Tax
Identification Number as Technical Consumer Products, Inc.

Schedule 5.6

Prior Names

Technical Consumer Products, Inc. sells inventory under the name TCP

Schedule 5.7

Environmental

None

Schedule 5.8(b)

Litigation

GE Lighting Solutions, LLC v Technical Consumer Products, Inc.:

GE Lighting Solutions, LLC (“GE”) sued Technical Consumer Products, Inc. (“TCP”) for alleged infringement of two patents relating to light-emitting diodes. The district court dismissed the case on the basis of the patents’ invalidity due to indefiniteness. GE appealed the ruling and oral argument was heard by the Federal Circuit Court of Appeals on Aug. 1, 2016. No decision has been rendered yet.

Lighting Science Group v Technical Consumer Products, Inc.:

Lighting Science Group sued TCP for alleged infringement of three patents relating to light-emitting diodes. TCP’s response to the complaint is due Sept 29, 2016. No schedule has been set yet by the Court.

Schedule 5.8(d)

Plans

Technical Consumer Products, Inc. 401(k) Plan

•	Company match 50% up to 6% of salary (therefore, 3% maximum)

•	Eligibility the 1st day of the quarter after 90 days

•	Five year vesting period

•	Loan opinion

Technical Consumer Products, Inc. also offers its employees basic

•	Medical plans

•	Dental plans

•	Vision plans

•	Life insurance

•	Short and long term disability

•	Flexible spending accounts

Schedule 5.9

Intellectual Property, Source Code Escrow Agreements

Patents

Country	Application Number	Patent Number	Title	Filed Date	Issue Date
United States	08/814,485	5,865,529	LED Lamp Having a Spherical Radiating Pattern	3/10/1997	2/2/1999
United States	08/940,067	5,930,130	Inrush Protection Circuit	9/27/1997	7/27/1999
United States	08/980,564	5,938,316	Enhanced Safety Retrofit System for Luminaria	12/1/1997	8/17/1999
United States	09/067,311	6,107,755	Modular, Configurable Dimming Ballast for a Gas-Discharge Lamp	4/27/1998	8/22/2000
United States	09/302,332	6,168,299	Energy Efficient Recessed Lighting Fixture	4/30/1999	1/1/2001
United States	09/067,352	6,181,086	Electronic Ballast with Embedded Network Micro‐Controller	4/27/1998	1/30/2001
United States	09/243,509	6,206,545	Enhanced Safety Retrofit and Manufacturing System for Luminaria	2/1/1999	3/27/2001
United States	09/063,325	6,218,787	Remote Dimming Control System for a Fluorescent Ballast Utilizing Existing Building Wiring	4/20/1998	4/17/2001
United States	09/677,688	6,388,396	Electronic Ballast with Embedded Network Micro‐Controller	10/2/2000	5/14/2002
United States	09/478,416	6,390,646	Fluorescent Table Lamp Having a Modular Support Adapter Using a Replaceable Electronic Ballast	1/6/2000	5/21/2002
United States	09/434,555	6,439,740	Lighting Fixture Having a Screw Lock Lamp Support	11/7/1999	8/27/2002
United States	09/748,093	6,459,204	Dual‐Element 3‐Way Compact Fluorescent Lamp	12/27/2000	10/1/2002
United States	09/466,028	6,488,386	Lighting Fixture Having an Electronic Ballast Replaceable without Rewiring	12/20/1999	12/3/2002
United States	09/953,550	6,494,730	Lamp Socket Locking Insert in Combination with a Medium Screw Lamp Base	9/17/2001	12/17/2002
United States	09/666,323	6,531,824	Universal Electronic Plug‐In Replaceable Fluorescent Lamp Ballast and Adapter	9/21/2000	3/11/2003
United States	09/955,009	6,630,780	Dual Circular Fluorescent Lamp	9/19/2001	10/7/2003
United States	10/308,255	6,869,205	Retrofit Fluorescent Lamp Adaptor	12/2/2002	3/22/2005

United States	10/283,589	7,061,188	Instant Start Electronic Ballast with Universal AC Input Voltage	10/30/2002	6/13/2006
United States	10/851,519	7,141,922	Dual Spiral Fluorescent Lamp	3/24/2004	11/28/2006
United States	10/852,939	7,205,712	Spiral Cold Cathode Fluorescent Lamp	5/26/2004	4/17/2007
United States	11/293,551	7,354,174	Energy Efficient Festive Lamp	12/5/2005	4/8/2008
United States	11/049,965	7,358,656	Universal Cooling Points for Fluorescent Lamps	2/4/2005	4/15/2008
United States	11/481,898	7,619,353	Compact Fluorescent Springlamp	7/7/2006	11/17/2009
United States	12/242,303	8,358,078	Fluorescent Lamp Dimmer with Multifunction Integrated Circuit	9/30/2008	1/22/2013
United States	12/773,015	8,487,551	Ultra‐High Efficiency Ballast with End of Lamp Life Protection	5/4/2010	7/16/2013
United States	13/295,868	8,698,407	Highly Integrated Non‐Inductive LED Driver	11/14/2011	4/15/2014
United States	13/353,580	8,754,583	Multi‐Level Adaptive Control Circuitry for Deep Phase‐Cut Dimming Compact Fluorescent Lamp	1/19/2012	6/17/2014
United States	13/473,559	8,847,498	Resonant Damping Circuit For TRIAC Dimmable	5/16/2012	9/30/2014
United States	13/866,652	8,894,252	Filament LED Lamp	4/19/2013	11/25/2014
United States	13/465,832	8,979,322	Self‐Locking Trim Ring and Channel for Optic Lens	5/7/2012	3/17/2015
United States	13/866,577	9,033,544	Smooth LED Par Lamp	4/19/2013	5/19/2015
United States	13/889,027	9,046,224	LED Lamp With Controlled Distribution	5/7/2013	6/2/2015
United States	13/866,546	9,109,789	Omni‐Directional LED Lamp	4/19/2013	8/18/2015
United States	13/889,034	9,163,824	Lamp Heat Sink	5/7/2013	10/20/2015
United States	14/290,359	9,210,773	Wireless Light Fixture	5/29/2014	12/8/2015
United States	14/326,566	9,265,116	Constant Voltage and Constant Current Driver Circuit	7/9/2014	2/16/2016
United States	14/333,618	9,270,196	Low‐Cost Self‐Oscillating Driver Circuit	7/17/2014	2/23/2016
United States	14/333,620	9,271,353	Dimming Circuit for a Phase‐Cut TRIAC Dimmer	7/17/2014	2/23/2016
United States	14/608,335	9,419,537	Light Emitting Diode (LED) Driver Having Direct Replacement Capabilities	1/29/2015	8/16/2016
United States	14/283,719	9,435,521	Antenna Element for a Directional Lighting Fixture	5/21/2014	9/6/2016
United States	14/561,598	9,439,068	Dynamic Configuration for a Wireless Peripheral Device	12/5/2014	9/6/2016

United States	29/264,522	D547,569	Disposable Endcap Display Case	8/14/2006	7/31/2007
United States	29/313,557	D635,456	Recycle Mail Pack	1/22/2009	4/5/2011
United States	29/416,959	D674,960	Heat Sink for PAR Lamps	3/28/2012	1/22/2013
United States	29/452,684	D705,456	LED PAR Lamp	4/19/2013	5/20/2014

Patent Applications

Country	Application Number	Patent Number	Title	Filed Date	Issue Date
United States	13/866,558		Three‐Way Omni‐Directional LED Lamp Driver Circuit	4/19/2013
United States	14/289,170		System and Method Using Single Entry Passkey for Pairing Multiple Peripheral Devices	5/28/2014
United States	14/289,175		System and Method for Simultaneous Wireless Control of Multiple Peripheral Devices	5/28/2014
United States	14/289,180		Radio Frequency (RF) Signal Pathway for a Lamp Antenna	5/28/2014
United States	14/594,536		Low‐Cost Driver Circuit with Improved Power Factor	1/12/2015
United States	14/723,532		Lighting Device Including Multiple Diffusers for Blending Light	5/28/2015
United States	14/723,553		Driver Circuit for Providing Constant Voltage to an Auxiliary Circuit	5/28/2015
United States	15/054,737		Plastic Downlight Fixture Having Interlocking Attachment Features	2/26/2016
United States	15/228,620		Antenna Element for a Directional Lighting Fixture	8/4/2016

Canada	2908317	Smooth LED PAR Lamp	4/18/2014
Canada	2908376	Three‐Way Omni‐Directional LED Lamp Driver Circuit	4/18/2014
Canada	2908381	Filament LED Lamp	4/18/2014
Canada	2908417	Omni‐Directional LED Lamp	4/18/2014
Canada	2912017	LED Lamp with Controlled Distribution	4/28/2014
Canada	2912230	Dynamic Configuration for a Wireless Peripheral Device	11/18/2015
China	201380025600.7	Resonant Damping Circuit for TRIAC Dimmable Driver	3/21/2013
China	201480021630.5	Omni‐Directional LED Lamp	4/18/2014
China	201480021633.9	Three‐Way Omni‐Directional LED Lamp Driver Circuit	4/18/2014
China	201480022079.6	Filament LED Lamp	4/18/2014
China	201480022104.0	Smooth LED PAR Lamp	4/18/2014
China	201480025390.6	LED Lamp with Controlled Distribution	4/28/2014
China	201510882848.6	Dynamic Configuration for a Wireless Peripheral Device	12/4/2015
Great Britain	1516788.5	Smooth LED PAR Lamp	4/18/2014
Great Britain	1516789.3	Filament LED Lamp	4/18/2014

Great Britain	1516790.1	Omni‐Directional LED Lamp	4/18/2014
Great Britain	1516791.9	Three‐Way Omni‐Directional LED Lamp Driver Circuit	4/18/2014
Great Britain	1518812.1	LED Lamp With Controlled Distribution	4/28/2014
Great Britain	1521422.4	Dynamic Configuration for a Wireless Peripheral Device	12/4/2015
Hong Kong	15106215.9	Resonant Damping Circuit for TRIAC Dimmable Driver	3/21/2013
Japan	2015‐237811	Dynamic Configuration for a Wireless Peripheral Device	12/4/2015
Japan	2016‐509116	Omni‐Directional LED Lamp	4/18/2014
Japan	2016‐509118	Three‐Way Omni‐Directional LED Lamp Driver Circuit	4/18/2014
Japan	2016‐509120	Smooth LED PAR Lamp	4/18/2014
Japan	2016‐509121	Filament LED Lamp	4/18/2014
Japan	2016‐512935	LED Lamp With Controlled Distribution	4/28/2014
WO	US2015/030719	Wireless Light Fixture	5/14/2015

WO	US2015/030726	Antenna Element for a Directional Lighting Fixture	5/14/2015
WO	US2015/030761	Master‐Slave Control Arrangement for a Lighting Fixture	5/14/2015
WO	US2015/031028	Radio Frequency (RF) Signal Pathway for a Lamp Antenna	5/15/2015
WO	US2015/031040	Dimming Circuit for a Phase‐Cut Triode Alternating Current (TRIAC) Dimmer	5/15/2015
WO	US2015/031322	Low‐Cost Self‐Oscillating Driver Circuit	5/18/2015
WO	US2015/031323	Constant Voltage and Constant Current Driver Circuit	5/18/2015
WO	US2015/031484	System and Method for Simultaneous Wireless Control of Multiple Peripheral Devices	5/19/2015
WO	US2015/031487	System and Method Using Single Entry Passkey for Pairing Multiple Peripheral Devices	5/19/2015
WO	US2016/012257	Low‐Cost Driver Circuit with Improved Power Factor	1/6/2016
WO	US2016/013842	Light Emitting Diode (LED) Driver Having Direct Replacement Capabilities	1/19/2016
WO	US2016/032978	Lighting Device Including Multiple Diffusers for Blending Light	5/18/2016
WO	US2016/032979	Driver Circuit for Providing Constant Voltage to an Auxiliary Circuit	5/18/2016

Trademarks - United States

Serial Number	Registration Number	Title	Date of Filing	Date of Registration
86/547475	4,808,547	COLORSPREE	02/26/2015	09/08/2015
86/547493	4,812,856	colorspree smart lighting & dESIGN	02/26/2015	09/15/2015
86/022118	4,611,051	CONNECTED & Design	07/29/2013	09/23/2014
86/022217	4,546,640	CONNECTED BY TCP & Design	07/29/2013	06/10/2014
86/501372	4,799,198	direct8	01/12/2015	08/25/2015
86/501358	4,799,197	direct8 & design	01/12/2015	08/25/2015
86/166000	4,662,226	elite designer series by tcp & design	01/15/2014	12/30/2014
86/166070	4,662,227	elite series by tcp & design	01/15/2014	12/30/2014
85/468472	4,167,936	powerlume	11/09/2022	07/03/2012
78/722345	3,320,489	pulse plus	09/28/2005	10/23/2007
77/652734	3,700,285	Sky Bay	01/20/2009	10/20/2009
86/171700	4,702,382	springlamp	01/22/2014	03/17/2015
86/171694	4,702,381	springlight	01/22/2014	03/17/2015
86/029986	4,491,239	TCP	08/06/2013	03/04/2014
86/415940	4,879,527	TCP	10/06/2014	01/05/2016
77/560930	3,608,546	TCP & DESIGN	09/03/2008	04/21/2009
85/477499	4,423,779	TRUDIM	11/21/2011	10/29/2013
77/860126	4,191,021	TRUDIM	10/29/2009	08/14/2012
85/462768	4,167,475	TRUSTART	11/02/2011	07/03/2012
78/722254	3,320,487	UV Guard	09/28/2005	10/23/2007

Trademarks - International

Country	International Reg. No.	Title	Date of Filing	Status
Colombia	1223341	CONNECTED BY TCP & Design	11/20/2014	Pending
European Union	1223341	CONNECTED BY TCP & Design	11/20/2014	Pending
Mexico	1223341	CONNECTED BY TCP & Design	11/20/2014	Pending
Switzerland	1223341	CONNECTED BY TCP & Design	11/20/2014	Pending
WIPO	1223341	CONNECTED BY TCP & Design	07/03/2014

Copyrights

None.

Licenses

Settlement and License Agreement, dated as of May 17, 2007, between CoolLite International Holdings, Ltd. and Technical Consumers Products, Inc.

Settlement and License Agreement, dated as of December 31, 2013, between Koninklijke Philips N.V. and TCP International Holdings Ltd.

Trademark License Agreement, dated April 18, 2006, among Technical Consumer Products, Inc.; Home Depot U.S.A., Inc.; Home Depot of Canada Inc.; Home Depot Mexico, S. de R.I. de C.V.; Home Depot Puerto Rico, Inc.; and H.D.V.A. Holding Company, Inc.

Challenges To Validity

See Schedule 5.8(b)

Source Code Escrow Agreements

None

Schedule 5.10

Licenses and Permits

None

Schedule 5.14

Labor Disputes

None

Schedule 7.3

Guarantees

None